Exhibit 10.1

STOCK AND ASSET PURCHASE AGREEMENT

dated as of March 6, 2026

by and among

TPI COMPOSITES, INC., as Seller,

TPI TECHNOLOGY, INC.,

TPI MEXICO, LLC,

TPI MEXICO II, LLC,

TPI MEXICO III, LLC,

TPI ARIZONA, LLC,

TPI IOWA, LLC,

TPI COMPOSITES SERVICES, LLC,

TPI TURKEY IZBAS, LLC,

TPI HOLDINGS SWITZERLAND GMBH,

TPI COMPOSITES DENMARK APS,

and

ECP BLADE HOLDINGS LLC, as Buyer

i

EXHIBITS

Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Form of Transferred Leased Property Assignment and Assumption Agreement
Exhibit C	Form of IP Assignment Agreement
Exhibit D	Form of Vestas License
Exhibit E	Vestas TSA Services Term Sheet
Exhibit F	Start-Up and Ramp Plans
Exhibit G	Form of Sale Order
Exhibit H	Covered Employees

SCHEDULES

Schedule A	Transferred Equity Interests
Schedule B	Debtors

v

This STOCK AND ASSET PURCHASE AGREEMENT, dated as of March 6, 2026 (the “Agreement Date”), is made by and among TPI Composites, Inc., a Delaware corporation (“Seller”), ECP Blade Holdings LLC, a Delaware limited liability company (“Buyer”), TPI Technology, Inc., a Delaware corporation, TPI Mexico, LLC, a Delaware limited liability company, TPI Mexico II, LLC, a Delaware limited liability company, TPI Mexico III, LLC, a Delaware limited liability company, TPI Arizona, LLC, a Delaware limited liability company, TPI Iowa, LLC, a Delaware limited liability company, TPI Composites Services, LLC, a Delaware limited liability company, TPI Turkey Izbas, LLC, a Delaware limited liability company, TPI Composites Denmark ApS, a company organized under the laws of Denmark, and TPI Holdings Switzerland GmbH, a company organized under the laws of Switzerland (collectively with the Seller, the “Seller Parties” and, collectively with the Buyer, the “Parties”).

PRELIMINARY STATEMENTS

On August 11, 2025, Seller and certain of its Affiliates (including the Seller Parties) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (such court, the “Bankruptcy Court” and such cases, “Bankruptcy Cases”);

Seller wholly owns or controls, directly or indirectly, the other Seller Parties;

The Seller Parties own the equity interests (collectively, the “Transferred Equity Interests”) of the Persons set forth on Schedule A (each a “Transferred Entity” and, together, the “Transferred Entities”) as and to the extent set forth beside such Transferred Entity’s name on Schedule A;

The Seller Parties and the Transferred Entities are engaged in, or hold assets or liabilities relating to, the Business (and/or, in the case of certain of the Seller Parties, hold Transferred Equity Interests); and

The Seller Parties desire to sell to Buyer, and Buyer desires to purchase from the Seller Parties, all of the Transferred Equity Interests and the Transferred Assets, and Buyer desires to assume the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.

“Accounts Payable” has the meaning set forth in Section 2.02(c)(i).

“Accounts Payable Target” means $36,000,000.

“Accrued Taxes” means the excess of (1) the sum of unpaid Tax liabilities of the Transferred Entities for any tax period ending on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date over (2) $1,600,000 (which amount shall be no less than zero). The determination of Accrued Taxes shall be computed as of the end of the day on the Closing Date as if the taxable period of each of the Transferred Entities had ended on such date, provided that Accrued Taxes shall be determined (a) without regard to any Tax refund receivables, credits, value added Tax receivables or value added Tax input credits, (b) without regard to any deferred Tax assets or liabilities, and (c) without regard to any Taxes arising from any action taken after the Closing on the Closing Date outside the ordinary course of business and (d) based on the Transferred Entities’ historical practices and procedures (including any elections, methods of accounting, and other filing positions) prepared in a manner consistent with the books and records of the Transferred Entities as of December 31, 2025 (except as required by applicable Law). For the avoidance of doubt, prong (1) of Accrued Taxes for any Transferred Entity in any jurisdiction or with respect to any particular type of Tax cannot be a negative number.

“Action” means any actual or pending claim, charge, action, cause of action, demand, investigative demand, audit, notice of violation, suit, arbitration, or any other legal proceeding of any nature, whether civil, criminal, administrative, arbitral, regulatory or otherwise, whether at law or in equity.

“Advanced Manufacturing Credits Designation” has the meaning set forth in Section 9.08.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement (a) none of Seller or any other Seller Party shall be deemed an Affiliate of Buyer, nor, after the Closing, of any Transferred Entity (b) after the Closing, Buyer shall be deemed an Affiliate of each of the Transferred Entities (and vice versa) and (c) no portfolio companies controlled or managed directly or indirectly by ECP V, LLC or its Affiliates shall be considered to be an Affiliate of Buyer.

“Agreement” means this Stock and Asset Purchase Agreement, dated as of March 6, 2026, by and among the Seller Parties and Buyer, including the Disclosure Schedules, the SAPA Schedules and the schedules and Exhibits, and all amendments to such agreement made in accordance with Section 12.11.

“Agreement Date” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means all laws, rules and regulations relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and any other applicable anti-corruption or anti-bribery laws.

“Antitrust Laws” means any antitrust, competition, trade regulation, merger control or foreign investment Laws promulgated by any Government Authority.

“Assets” means the assets, properties, rights and interests that are owned, leased or licensed by any Transferred Entity.

“Assumed Accounts Receivable” has the meaning set forth in Section 2.02(a)(xiv).

“Assumed Employee Plans” means (a) the Employee Plans that automatically transfer, in whole or in part, to Buyer or a Subsidiary of Buyer under applicable Law in connection with the transactions contemplated by this Agreement (to the extent of such automatic transfer) and (b) the Transferred Entity Employee Plans.

“Assumed Liabilities” has the meaning set forth in Section 2.02(c).

“Assumed Warranty Liabilities” means the obligations and other Liabilities of TPI Mexico III, LLC pursuant to that certain Settlement, Release and Extended Warranty Agreement, dated as of November 8, 2024, by and between TPI Mexico III, LLC and GE Vernova International, LLC through its Onshore Wind Business, including pursuant to Section 1 thereof.

“Automatic Transferring Employee” means a Covered Employee wholly or mainly assigned to the Business and designated as an “Automatic Transferring Employee” on Section 6.10(e) of the Disclosure Schedules.

“Available Contract Schedule” has the meaning set forth in Section 2.05(b).

“Available Executory Contract” has the meaning set forth in Section 2.05(b).

“Avoidance Actions” means, collectively, any and all claims (including counterclaims), Actions, causes of action, rights, defenses, objections, or remedies that may be brought by or on behalf of any Seller Party or its estate or other authorized parties in interest arising under chapter 5 of the Bankruptcy Code or any analogous or similar claims arising under applicable non-bankruptcy Law (including any fraudulent transfer or preference Law), together with all rights to recover or receive any judgments, settlements, proceeds, or other consideration in respect thereof. For the avoidance of doubt, “Avoidance Actions” include, without limitation, claims for avoidance, recovery, preference, preservation (including pursuant to section 551 of the Bankruptcy Code), turnover, setoff, recoupment, subordination, recharacterization, and disallowance.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Bankruptcy Cases” has the meaning set forth in the Preliminary Statements.

“Bankruptcy Code” has the meaning set forth in the Preliminary Statements.

“Bankruptcy Court” has the meaning set forth in the Preliminary Statements.

“Base Purchase Price” has the meaning set forth in Section 3.01.

“Bid Procedures” means the Bid Procedures approved by the Bankruptcy Court and annexed to the Bidding Procedures Order as Exhibit 1.

“Bidding Procedures Order” means the Order (I) Approving (A) Bid Procedures for Sale of Debtors’ Assets, (B) Form and Manner of Notice of Sale, Auction, and Sale Hearing, and (C) Assumption and Assignment Procedures, (II) Scheduling Auction for and Hearing to Approve Sale of Debtors’ Assets, and (III) Granting Related Relief (ECF No. 288).

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.03(a)(vi).

“BladeAssure Consent” means a Consent, obtained from each party to the BladeAssure Contracts that is not a Seller Party or Affiliate thereof, to the assignment of such Contracts to Buyer, in form and substance reasonably satisfactory to Buyer.

“BladeAssure Contracts” has the meaning set forth in Section 2.02(a)(ix).

“BladeAssure Product” means the proprietary quality control technology solution used by the Seller Party to control and validate the manufacturing of wind blades.

“Business” means the business (including, but not limited to, the assets and employees) of the Seller Parties consisting of, (a) wind blade manufacturing at manufacturing facilities located in the United States and Mexico and all related storage facilities used in connection with such manufacturing (excluding, the MX4 Business Lines), (b) wind blade inspection and repair services located in the United States, and Europe and Mexico, for the purpose of inspection and repair services to both customers and wind farm owners and operators and (c) design and technical support to global manufacturing and service operations through engineering and technical centers, including but not limited to the advanced engineering center in Kolding, Denmark, in each case, as currently conducted by the Seller Parties.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York are required, authorized or obligated by Law to be closed.

“Business Insurance Matter” has the meaning set forth in Section 2.02(b)(viii).

“Business Intellectual Property” means all (a) Business Registered IP, (b) Intellectual Property in Business Technology and (c) other Intellectual Property owned by any Seller Party or any of the Transferred Entities that is Related to the Business, including, for the avoidance of doubt, all Intellectual Property owned by any Seller Party in the BladeAssure Product.

“Business Registered IP” means patents, patent applications, trademark registrations, applications for trademark registration, copyright registrations, design registrations and Internet domain names that are owned by any Seller Party or any of the Transferred Entities and Related to the Business, including those set forth on Section 2.02(a)(v) of the SAPA Schedules.

“Business Software” has the meaning set forth in Section 4.18(d).

“Business Systems” means all Systems Related to the Business that are (a) owned by any Seller Party or any of the Transferred Entities, or (b) leased or licensed pursuant to Transferred Contracts.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.10(d)(vi).

“Buyer Cafeteria Plan” has the meaning set forth in Section 6.10(d)(vii).

“Business Technology” means all Technology Related to the Business that is owned by any Seller Party or any of the Transferred Entities.

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Capital Gains Tax Return” has the meaning set forth in Section 2.06(c).

“Cash” means (a) all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit, securities (other than the Transferred Equity Interests), securities entitlements, instruments and other investments, including checks and drafts received by the Seller or deposited for the account of the Seller, and (b) all bank accounts and securities accounts, calculated in accordance with GAAP and the Seller Parties’ books and records.

“Capital Gains Tax Return” has the meaning set forth in Section 2.06(c).

“Change” has the meaning set forth in the definition of “Material Adverse Effect”.

“Closing” has the meaning set forth in Section 2.04.

“Closing Conditions” means the conditions to the respective obligations of the Parties to consummate the Transactions contemplated by this Agreement, in each case, as set forth in Article X.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Payment” has the meaning set forth in Section 3.04.

“Closing Statement” has the meaning set forth in Section 3.04.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 14, 2025, by and between Energy Capital Partners, LLC and Seller, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval, clearance, authorization, waiver, permit, filing, notice, or waiting period expiration or termination required to be obtained from, filed with or delivered to any Person in connection with the consummation of the Transactions.

“Contract” means any contract, agreement, arrangement, undertaking, indenture, note, bond, mortgage, loan agreement, guaranty, pledge, evidence of indebtedness, security agreement, deed, lease, sublease, subcontract, license, sublicense, sales order, purchase order or other instrument, commitment or similar instrument or obligation, that is or purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien) that is currently in effect, whether oral or written.

“Contracting Parties” has the meaning set forth in Section 12.18.

“Control” means, with respect to any Person, the power to directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Covered Employee” means any employee of (a) any Seller Party or their respective Affiliates set forth on Exhibit H or (b) any Transferred Entity.

“Cure Costs” means any and all amounts, costs or expenses that must be paid and all other actions or obligations that must be taken, performed or satisfied pursuant to section 365 of the Bankruptcy Code to effectuate the assumption by the applicable Seller Party, and the assignment to Buyer, of the Transferred Contracts to which such Seller Party is party, as determined in accordance with the Bidding Procedures or as agreed to in writing by the applicable Seller Party and the non-Seller counterparty to the applicable Transferred Contract.

“Cure Costs Cap” means $12,000,000.

“Cure Notice” has the meaning set forth in Section 2.05(b).

“D&O Indemnified Parties” has the meaning set forth in Section 7.03(a).

“Data Partners” has the meaning set forth in Section 4.21(a).

“Debt” means any debt (as defined in section 101(12) of the Bankruptcy Code), including, without duplication, all monetary obligations (including accrued interest related thereto) (a) for borrowed money from third party lending sources, or from any Seller Parties or their Affiliates (excluding any other Transferred Entity) that have not been terminated and settled as of the Closing Date pursuant to Section 6.06, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments, but excluding letters of credit to the extent not drawn upon, in each case, from third party lending sources, and (c) under any leases required to be recorded as capital leases under GAAP, in each case, calculated in accordance with GAAP and the Seller Parties’ and

Transferred Entities’ books and records, (d) Accrued Taxes, (e) obligations under any derivatives, interest rate, currency swap or other hedging agreement or arrangement, (f) capital lease obligations; (g) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (h) guarantees made on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h), (j) any accrued or unpaid bonuses, commissions and severance obligations, together with the employer portion of any applicable payroll and similar Taxes imposed in connection therewith; (k) any unpaid contributions to, and any underfunding under, any Employee Plans that provide retirement or similar benefits and any unpaid accrued vacation (and other paid time off); and (l) unfunded or underfunded obligations or liabilities in respect of any termination indemnities, provident fund, gratuity programs, long-service awards, jubilee payments and similar benefits, including the employer portion of any payroll and similar Taxes payable in connection therewith. Notwithstanding the foregoing, “Debt” of any of the Transferred Entities shall not include (i) trade payables, (ii) any Liabilities between any of the Transferred Entities or (iii) any Liabilities under any Transferred Lease.

“Debtors” means Seller and each subsidiary of Seller set forth on SCHEDULE B.

“Deposits” means all deposits paid to or held in trust by, any third party (including customer deposits and security deposits for rent, electricity, telephone or other utilities and adequate assurance deposits posted in accordance with section 366 of the Bankruptcy Code) and prepaid or deferred charges and expenses paid to any third party.

“Designation Deadline” has the meaning set forth in Section 2.05(c).

“DIP Credit Agreement” means that certain Super-Priority Senior Secured Priming Debtor-in-Possession Loan Agreement, dated as of August 14, 2025 (as may be amended, restated, amended and restated, modified, or supplemented from time to time) by and among, inter alios, Seller, the Subsidiary Guarantors (as defined therein) party thereto from time to time, the lenders from time to time party thereto (the “DIP Lenders”) and Oaktree Fund Administration, LLC, in its capacity as administrative agent for such DIP Lenders (the “DIP Agent”).

“DIP Parties” means, collectively, the DIP Lenders and the DIP Agent.

“Disclosure Schedules” means the disclosure schedules dated as of the Agreement Date delivered by Seller to Buyer, which form a part of this Agreement.

“Effective Time” means 12:01 a.m. (New York City time) on the Closing Date.

“Employee Plans” means all employee benefit plans (within the meaning of Section 3(3) of ERISA), and each other retirement, welfare benefit, bonus, commissions, stock option, stock purchase, restricted stock, incentive, deferred compensation, employment, retention, termination, severance or other plans, arrangements, policies, practices, programs or agreements providing for compensation or benefits, in each case, whether formal or informal and whether written or unwritten, sponsored, maintained or contributed to (or required to be contributed to) by a Seller Party or a Transferred Entity in which a Covered Employee or Former Employee (or their respective beneficiaries or dependents) participates or pursuant to which any of the Seller Parties or Transferred Entities has or reasonably would be expected to have any Liability, in each case, with respect to any Covered Employee or Former Employee.

“Environment” means the natural environment, including soil, water, surface waters, groundwater, land (including land surface or subsurface), air, flora, fauna, and other environmental media, and includes indoor spaces.

“Environmental Claim” means any lawsuit, citation, accusation, allegation, claim, action, consent decree, demand, notice, order, directive, declaration, proceeding, demand of payment, litigation, administrative proceeding, arbitration, mediation, inspection, investigation, enquiry or other proceeding or cause of action brought or threatened by any Person in connection with the Business, any of the Transferred Entities, the Transferred Assets or the Transferred Leased Real Properties, arising out of, based on, or resulting from (a) the presence or Release of any Hazardous Materials; or (b) circumstances (including acts, omissions, existing conditions or past or ongoing activities) forming the basis (or that would reasonably form the basis) for any violation, or alleged violation or potential violation, of any Environmental Law.

“Environmental Law” means applicable Law promulgated by a Government Authority (a) relating to pollution (or the cleanup thereof), or protection of natural resources, wetlands, endangered or threatened species, human health or safety (as it pertains to exposure to Hazardous Materials), or the Environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, Release, disposal or Remediation of any Hazardous Materials.

“Environmental Permit” means any Permit that is issued or required by a Government Authority under any Environmental Law and necessary for the operation of the Business, the Transferred Assets, or the Transferred Leased Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 3.02.

“Escrow Agreement” means that certain Escrow Agreement by and among Seller, Buyer and the Escrow Agent, dated as of the Agreement Date.

“Escrowed Funds” has the meaning set forth in Section 3.02.

“Excluded Assets” has the meaning set forth in Section 2.02(b).

“Excluded Contracts” has the meaning set forth in Section 2.02(b)(i).

“Excluded Employee Liabilities” means all Liabilities: (a) arising under, pursuant to or in connection with any Retained Employee Plan, (b) arising out of, relating to or that are incurred in connection with the employment or service (or termination of employment or service) of any current or former employee (including any Former Employee) or other individual service provider of Seller or its Affiliates, in each case, that is not a Covered Employee, (c) other than in the case of Covered Employees with respect to such Liabilities that occur as a result of any failure of Buyer or any of Buyer’s Subsidiaries to make a qualifying offer of employment to the extent required by Section 6.10(a)(ii) (such Covered Employees that Buyer (or one of its Affiliates) fails to offer, a “Non-Offered Covered Employee”), any severance, notice or similar payments or benefits with respect to any current or former employee (including any Covered Employee or Former Employee) of Seller or its Affiliates, (d) any stay bonuses, sale bonuses, change of control payments, retention payments or similar payments payable to any current or former employee (including any Covered Employee or Former Employee) of Seller or any of its Affiliates (other than any such payments obligations with respect to any Covered Employee) as a result of or in connection with the transactions contemplated by this Agreement or (e) any payroll, employment or similar Taxes with respect to the foregoing.

“Excluded Liabilities” has the meaning set forth in Section 2.02(d).

“Excluded Participants” has the meaning set forth in Section 4.15(j).

“Executory Contract” means any executory Contract (including any unexpired leases) to which any Seller Party that is a Debtor is a party or a beneficiary and that is Related to the Business.

“Exhibits” means the exhibits to this Agreement (as may be amended from time to time in accordance herewith) which form a part of this Agreement.

“Financial Statements” has the meaning set forth in Section 4.06.

“Former Employee” means any former employee of a Transferred Entity who (a) as of his or her last day of employment with Seller and its Subsidiaries, was employed by a Transferred Entity and (b) throughout his or her employment with Seller and its Subsidiaries, spent 90% or more of his or her working time in the operation of the Business; provided, that, in no event shall a “Covered Employee” as of the Closing be deemed to be a “Former Employee”.

“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive brought by a party hereto against a party hereto based on a representation of such party contained in Article IV or Article V, as applicable; provided, “Fraud” does not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means U.S. generally accepted accounting principles.

“GERNA” means GE Renewables North America, LLC.

“GERNA Agreement” has the meaning set forth in Section 10.02(b).

“GERNA Liquidity Commitment Letter” means that certain Binding Principal Terms and Conditions of Liquidity Commitment between GERNA and Seller dated December 31, 2025.

“GERNA Term Sheet” means that certain Summary Terms of Master Supply Agreement between Buyer and GERNA dated as of February 26, 2026.

“Government Approvals” has the meaning set forth in Section 6.04( a).

“Government Authority” means any federal, national, state, provincial, territorial, local or foreign government or any governmental, quasi-governmental, regulatory or administrative authority, legislature, executive, official, regulator, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body, or any public international organization (such as the World Bank, United Nations).

“Government Contract” means any contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, reseller agreement, letter contract, grant, cooperative agreement, or change order) between the Seller Parties or any Transferred Entities, on the one hand, and any Government Authority or any prime contractor or subcontractor (at any tier) of any Government Authority, on the other hand.

“Government Official” means (a) any full- or part-time officer or employee of any Government Authority, whether elected, appointed, or hired; (b) any person acting in an official capacity or exercising a public function for or on behalf of any Government Authority; or (c) political party officials, or candidates for political office.

“Hazardous Materials” means (a) any substance, material, chemical, product or waste that is subject to, classified, listed, defined or regulated as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect under any applicable Environmental Law and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, toxic mold, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“IMMEX Program” means the Manufacturing, Maquiladora and Export Services Industry Program, controlled by the Ministry of Economy.

“Independent Accountant” means Alvarez & Marsal or, if Alvarez & Marsal is unable or unwilling to serve, another nationally recognized valuation firm mutually acceptable to Seller and Buyer.

“Insurance Policies” means, collectively, all policies and programs of or agreements for insurance and interests in insurance pools and programs of the Seller Parties (in each case including self-insurance and insurance from Affiliates).

“Intellectual Property” means all intellectual property rights throughout the world, including: (a) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations; (b) copyrights and other intellectual property rights in works of authorship, mask works, database rights and design rights, including all applications, registrations, extensions, and renewals of the foregoing; (c) Trademarks; (d) Trade Secrets; (e) Internet domain names; and (f) other intellectual property rights in or to Technology.

“Interest Rate” means the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

“Inventory” means all inventory wherever located, including inputs, raw materials, consumables, works in progress, semi-finished and finished goods, packaging, supplies, replacement or component parts, safety stock, maintenance supplies, tooling, spares and parts maintained or held by or stored by or on behalf of any Seller Party, whether held at any location or facility of any Seller Party or in transit to any Seller Party, in each case, Related to the Business as of the Closing Date, including any such inventory (A) being held by customers of the Business pursuant to consignment arrangements or (B) being held by suppliers of the Business under tolling or similar arrangements.

“Inventory Valuation” means the valuation of all Inventory calculated in accordance with the applicable Seller Party’s past practices (being on a billings basis).

“Inventory Valuation Target” means $20,000,000.

“IP Assignment Agreement” has the meaning set forth in Section 3.03(a)(viii).

“Knowledge of Seller” means the actual knowledge of the Persons listed on Section 1.01(b) of the Disclosure Schedules, after reasonable inquiry of their respective direct reports as of the applicable date.

“Labor Agreement” means any collective bargaining agreement, labor agreement, works council agreement, memorandum of understanding, side letter, or any other similar Contract or arrangement (whether formal or informal, and whether in effect, expired but still being applied, or pending ratification) between any of the Transferred Entities and any Union.

“Labor Union” means any labor union, labor organization, works council, employee representative body, staff association, bargaining unit, or similar organization, committee or group (whether certified, recognized, pending certification or recognition, or claiming to represent any employees) that has, purports to have, or seeks to exercise the authority to represent any Covered Employee.

“Law” means any federal, state, provincial, municipal, local or foreign statute, law, ordinance, regulation, rule, code, treaty, Mexican Official Standards, Order, ordinance, resolution, promulgation, or other requirement or rule of law (including common law) promulgated, enacted, issued, adopted, implemented, enforced or put into effect by a Government Authority.

“Leased Real Property” means any real property that is leased or subleased by any Transferred Entity or any Seller Party or in which a Transferred Entity or Seller Party holds an easement, license or similar right or interest, in each case, granting the Transferred Entities and/or the Seller Parties, as applicable, a right of use or occupancy in such real property.

“Leases” has the meaning set forth in Section 4.19(b).

“Liabilities” means any and all claims (as defined in section 101(5) of the Bankruptcy Code), liabilities, Debts, guarantees, covenants, deficiencies, demands, expenses,

fines, penalties, judgments, damages, losses, costs, commitments and obligations of any kind or nature whatsoever, whether arising under contract, tort, statute, Law, or otherwise, whether direct or indirect, known or unknown, asserted or unasserted, fixed or unaffixed, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, absolute or contingent, and whether due or to become due, and including all interest, penalties, fees, costs of investigation, defense and remediation, and reasonable attorneys’ fees and expenses relating thereto. For the avoidance of doubt, “Liabilities” shall be construed broadly without regard to the identity of the obligor, and nothing in this definition shall be construed to mean that Buyer assumes any Liabilities except to the extent expressly set forth in the definition of “Assumed Liabilities.”

“Lien” means any lien (as defined in section 101(37) of the Bankruptcy Code), mortgage, license, deed of trust, pledge, interest, hypothecation, security interest, encumbrance, encroachments, infringements, option, rights of first refusal, covenants, easement, restrictions, servitudes, preemptive rights, charges, bailments, claim, title retention, conditional sale, or other agreement to secure any obligation, financing statement under the Uniform Commercial Code (or comparable Law), conditional sales and title retention agreements or other restriction, encumbrance or charge whether arising by contract, statute or otherwise, whether consensual or non-consensual, and including any agreement to create any of the foregoing.

“Local Agreements” has the meaning set forth in Section 3.03(a)(x).

“Material Adverse Effect” means any fact, event, change, effect, development, condition, circumstance or set of circumstances, or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, properties, assets or financial condition of the Business; provided, that, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (a) any Change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (b) any Change that generally affects any industry in which the Business operates; (c) general business or economic conditions in any of the geographical areas in which any of the Seller Parties, the Transferred Entities or the Business operates; (d) national or international political or social conditions, including any Change arising in connection with hostilities, acts of war, sabotage or terrorism or military action or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military action, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war; (e) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any civil disturbance, cyberattack, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event or any global health conditions or any action by any Government Authority related to the foregoing; (f) any actions taken by the Buyer or its Affiliates or specifically permitted to be taken or omitted to be taken by any Seller Party or Transferred Entity pursuant to this Agreement or any other Transaction Agreement or actions taken or omitted to be taken by any Seller Party or Transferred Entity at the request or with the consent of Buyer; (g) any Changes in applicable Laws or GAAP (or other relevant accounting rules); (h) any Change resulting from the filing or pendency of the Bankruptcy Cases, actions taken in connection with the Bankruptcy Cases, or any reasonably anticipated effects of such filing, pendency or actions, or from any action approved by the Bankruptcy Court; (i) any Change resulting from the public announcement of the entry into this Agreement, compliance with terms of this Agreement or the consummation of the

Transactions; or (j) any effects or Changes arising from or related to the breach of this Agreement by Buyer; provided further, that the exceptions set forth in clauses (a) through (e) of this definition shall not be regarded as exceptions solely to the extent that any such described Change has a disproportionately adverse impact on the Business or the Seller Parties, as compared to other companies similarly situated in the industries in which the Business or the Seller Parties operate.

“Material Contracts” means all “material contracts” as defined in Item 601(b)(10) of Regulation S-K under the Securities Exchange Act of 1934, regardless of whether or not such Item is applicable to such Contract, in each case, to the extent Related to the Business.

“Mexican Capital Gains Tax” has the meaning set forth in Section 2.06(b).

“Mexican Shares” has the meaning set forth in Section 2.06(b).

“Mexican Tax Representative” means TPI Composites, S. de R.L. de C.V.

“Mexico Site” means, together:

(a) The Mexico 1 (MX1) factory, located at Avenidas De las Torres No. 2145 (MX1 Building 1) and Avenida Ramon Rayon No. 9988 Mexico (MX1 Building 2) in Ciudad Juarez, Chihuahua, Mexico;

(b) The Mexico 2 (MX2) factory, located at Avenidas Libramiento Aeropuerto 10073, Col. Lote Bravo II, 32695 in Ciudad Juarez, Chihuahua, Mexico; and

(c) The Mexico 3 (MX3) factory, located at Avenidas Libramiento Aeropuerto 10073 Int B, Col. Lote Bravo II, 32695 in Ciudad Juarez, Chihuahua, Mexico.

“MITL” means Mexican Income Tax Law (Ley del Impuesto sobre la Renta de México).

“MX4 Business Lines” means the manufacturing of wind turbine blades at or from facilities located in an area of approximately 21.6 hectares (twenty one point six hectares) part of the land called “el Ballineno”, neighboring with “Parque Industrial las Ventanas”, in the city of Matamoros, Tamaulipas, Mexico and (b) the repair, inspection and servicing of wind turbine blades at such location.

“Nonparty Affiliates” has the meaning set forth in Section 12.18.

“Oaktree Consent” means that certain Omnibus Consent and Collateral Release Agreement, dated as of the Closing Date, from Oaktree Fund Administration LLC and any applicable affiliates thereof from whom such Consent is required for the Transactions, in form and substance reasonably satisfactory to Buyer.

“Open Source Software” means Software that is licensed, distributed, or otherwise made available under any license approved by the Open Source Initiative as set forth at www.opensource.org, or under any similar licensing or distribution model.

“Order” means any order, writ, judgment, injunction, decree, ruling, assessment, directive, determination, settlement, stipulation or award entered, enacted, or enforced by or with any Government Authority.

“Outside Date” has the meaning set forth in Section 11.01(d).

“Outstanding LTI Awards” has the meaning set forth in Section 6.10(d)(iv).

“Periodic Taxes” has the meaning set forth in Section 9.01.

“Permits” means all permits, licenses, authorizations, clearances, closures, decisions, registrations, concessions, grants, franchises, certificates, waivers, consents, exemptions, approvals, accreditations, enrolments, filings issued or required by any Government Authority under applicable Law or any similar authorizations of Governmental Authorities, in each case, applicable or related to the construction, development, expansion or operation of the Business, the Transferred Assets or the Transferred Real Property.

“Permitted Liens” means, solely with respect to the Transferred Assets as of the Closing, the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed or permitted by Law in the ordinary course of business, in each case solely to the extent securing amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves have been made in accordance with GAAP (or other relevant accounting); (c) Liens incurred or deposits made in the ordinary course of business to secure workers’ compensation, unemployment insurance or other types of social security obligations; (d) (i) easements, covenants, rights-of-way, restrictions and other similar charges, minor defects or irregularities in title, and other similar non-monetary encumbrances; (ii) any set of facts an accurate up-to-date survey would show, and (iii) any title matters shown in any title policy or report made available to Buyer, in each case of this clause (d) solely to the extent that the same do not secure monetary indebtedness and do not or would not, individually or in the aggregate, materially interfere with the use of the property encumbered thereby or the ordinary conduct of the Business; (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions imposed by a Government Authority in each case solely to the extent that the same will not be violated by the continued use of the affected property by a Transferred Entity or a Seller Party in the ordinary conduct of the Business; (f) Liens not created by any Seller Party or a Transferred Entity that secure monetary indebtedness of any lessor, licensor, sublessor or grantor of any Leased Real Property; (g) rights, terms or conditions of any leases, subleases, licenses, sublicenses or occupancy agreements pursuant to which a Transferred Entity or Seller Party is a tenant, sublessee, licensee, sublicensee or occupant and made available to Buyer, including title of a lessor under a capital or operating lease, in each case to the extent arising thereunder and not securing past-due monetary obligations; (h) non-exclusive Intellectual Property licenses; and (i) Liens set forth on Section 1.01(c) of the Disclosure Schedules.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association, Government Authority, organization or other legal entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal information” or “personally identifiable information” or “PII” or “personal data” or “protected health information” or “biometric information”) provided by applicable Privacy Laws, any information, in any form, that is capable, directly or indirectly, of being associated with, related to or linked to, or reasonably used to identify, describe, contact or locate, an individual Person, or household.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms.

“Privacy Laws” means all applicable Laws and legally binding guidelines and standards relating to privacy, data security, or the Processing of any Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, the Processing and security of payment card information (including, to the extent applicable, the Payment Card Industry Data Security Standard and other applicable card association rules), restrictions on access to Personal Information or other protected information, the interception of electronic communications, and email, text message, or telephone communications.

“Privacy Policy” has the meaning set forth in Section 4.21(a).

“Privacy Requirements” has the meaning set forth in Section 4.21(a).

“Processing” means any operation or set of operations performed on any Personal Information, whether or not by automated means, including but not limited to receipt, recording, collection, compilation, use, storage, organization, adaptation, alteration, retrieval, consultation, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure, dissemination, or transfer of such Personal Information, and/or is considered “processing” by any applicable Privacy Requirements.

“PROSEC Program” means the Sectoral Promotional Program, controlled by the Ministry of Economy.

“Purchase Price” has the meaning set forth in Section 3.01.

“Purchase Price Allocation” has the meaning set forth in Section 3.05.

“Related to the Business” means related to, held for use in or used in connection with the Business.

“Release” means any release, spill, emission, leakage, pumping, pouring, injection, escape, deposit, disposal, discharge, dispersal, dumping, leaching or migration or any other similar action, whether intentional or unintentional of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other receptacles containing any Hazardous Materials), or into or out of any facility, real property, building or structures, currently or previously owned or used by the Business or the Transferred Entities.

“Remediation” means any and all actions necessary to eliminate, clean up, remove, contain, abate, treat, cover, remediate, restore or in any other way adjust to applicable standards and thresholds under Environmental Laws, the presence or Release of Hazardous Materials on, in or under the Transferred Assets or the Transferred Leased Real Property.

“Representative” of a Person means the directors, officers, principals, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.

“Required Approvals” means the approvals, consents, clearances or authorizations of Government Authorities or works councils (or similar governing bodies) set forth on Section 10.01(b) of the Disclosure Schedules.

“Retained Employee Plans” means the Employee Plans that are not Assumed Employee Plans.

“Sale Hearing” means the hearing of the Bankruptcy Court to consider approval of the relief requested in the Sale Order.

“Sale Order” shall mean an order of the Bankruptcy Court, in substantially the form attached hereto as Exhibit G, which shall be reasonably acceptable to the Seller and Buyer and shall (a) authorize the sale, transfer, and assignment to Buyer of the Transferred Assets of the Debtors and Transferred Entities owned by the Debtors free and clear of all Liens (other than Permitted Liens) to the fullest extent permitted by section 363(f) of the Bankruptcy Code; (b) contain a finding that Buyer is a “good-faith purchaser” entitled to the protections of section 363(m) of the Bankruptcy Code; (c) contain a finding that the Debtors have satisfied the requirements of section 365 of the Bankruptcy Code for assumption and assignment of the Transferred Executory Contracts and the Transferred Leases of the Debtors, including adequate assurance of future performance by Buyer and that any anti-assignment provisions are unenforceable; (d) approve the assumption by the Debtors and assignment to Buyer of the Transferred Executory Contracts pursuant to section 365 of the Bankruptcy Code; (e) provide that all required Cure Costs will be satisfied as provided in this Agreement and that, upon payment of such Cure Costs, no other amounts are due with respect to pre-assumption defaults arising under Transferred Executory Contracts; (f) provide that Buyer shall have no liability for Excluded Liabilities of the Debtors and that all Persons are enjoined from asserting such Excluded Liabilities against Buyer and its Affiliates with respect to the Transferred Assets of the Debtors and Transferred Equity Interests owned by the Debtors, including with respect to any successor or transferee liability, de facto merger or similar theory, labor, employment, or pension liability, or pursuant to any bulk transfer Laws; (g) provide that the Sale Order is effective immediately upon entry and not subject to any stay under Bankruptcy Rule 6004(h) or 6006(d); and (h) retain the Bankruptcy Court’s jurisdiction to enforce the Sale Order and this Agreement.

“SAPA Schedules” means schedules dated as of the Agreement Date delivered by Seller to Buyer, that set forth the applicable Transferred Assets, Excluded Assets and Assumed Liabilities in accordance with Section 2.02, which form a part of this Agreement.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other unauthorized Processing of Personal Information and/or material confidential information; or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Privacy Laws.

“Seller’s Bankers” has the meaning set forth in Section 4.09.

“Seller Cafeteria Plan” has the meaning set forth in Section 6.10(d)(vii).

“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Seller or any of its Affiliates (other than exclusively by the Transferred Entities) Related to the Business.

“Seller Party Deposits” means, at any time of determination, the Deposits of the Seller Parties. Notwithstanding the foregoing, the “Seller Party Deposits” shall not include the Transferred Entity Deposits.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which any Seller Party is a party thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Software” means all (a) software and computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and (b) documentation relating to any of the foregoing.

“Spanish Transferred Equity Interests” means the Transferred Equity Interests related to TPI Spain.

“Sponsored Employee” has the meaning set forth in Section 6.10(b).

“Sponsor Period” has the meaning set forth in Section 6.10(b).

“Straddle Period” has the meaning set forth in Section 9.01.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Successor Plan” has the meaning set forth in Section 6.10(d)(ii).

“Systems” means all servers, network and telecommunications equipment, and other computer hardware and information technology assets or equipment that are owned by any of the Seller Parties or any of the Transferred Entities or leased or licensed under Transferred Contracts, in each case that are (a) Related to the Business or located at Transferred Leased Real Property and (b) used to process, store, maintain, or operate data, information or functions used in connection with or in the operation of the Business.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes and contributions, including charges, fees, levies, duties, tariffs, customs, imposts, income, excise, gross receipts, withholding, ad valorem, value-added (including VAT and any similar indirect taxes), sales, use, production, employment, unemployment, severance, franchise, profits, registration, license, lease, service, service use, environmental, recording, documentary, filing, permit or authorization, stamp, business and occupation, gains, property, leasing, transfer, payroll, social security, intangibles or other taxes, together with any interest, and any penalties, additions to tax or surcharges or additional amounts imposed by any Taxing Authority with respect thereto, and including any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or a member of an affiliated, consolidated, combined or unitary group, or by Contract.

“Tax Amount” has the meaning set forth in Section 2.06(c).

“Tax Returns” means all returns, reports or other documents (including elections, declarations, disclaimers, notices, disclosures, schedules, estimates, claims (including claims for refunds) and information returns) supplied or required to be supplied to a Taxing Authority relating to Taxes, including any amendments, supplements or attachments thereto, and including any filing required to be supplied in connection with any Taxes.

“Taxing Authority” means any federal, state, local or foreign jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means all technology, Software, designs, procedures, models, discoveries, processes, techniques, methods, ideas, know-how, proprietary information, research and development, tools, specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings.

“Third Party Consents” has the meaning set forth in Section 6.05.

“TPI Spain” means TPI Blade Services Europe, S.L.U., a sole shareholder limited liability company incorporated under the laws of the Kingdom of Spain, with address at calle Carlos Jimenez Diaz, 16, Alcalá de Henares, registered with the Commercial Registry of Madrid under IRUS:1000305516659 and Spanish Tax Identification Number B88614003.

“Trade Secrets” means all trade secrets, as defined in the Uniform Trade Secrets Act published by the Uniform Law Commission, as amended.

“Trademarks” means all trademarks, service marks, trade names, corporate names, trade dress, logos and other indicia of source or origin, including all applications, registrations, extensions and renewals of the foregoing and all goodwill connected with the use thereof or symbolized thereby.

“Transaction Agreements” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Transferred Leased Property Assignment and Assumption Agreement, the IP Assignment Agreement, the Escrow Agreement, the Local Agreements, and any other agreements, instruments or documents required to be delivered at the Closing, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Dispute” has the meaning set forth in Section 12.13.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Claimant” has the meaning set forth in Section 6.10(e)(iv)(C).

“Transfer Taxes” means all sales, use, purchase, transfer, stamp, value added (including VAT), recording, documentary, motor vehicle registration, title recording and similar non-income Taxes or filing fees and other amounts payable in respect of transfer filings, together with any interest and any penalties, additions to tax or additional amounts imposed by any Government Authority with respect thereto; provided, however, that Transfer Taxes does not include any Periodic Taxes, any Mexican income Taxes derived from the transfer of the Transferred Equity Interests, or any Taxes based on income or gain.

“Transferred Assets” has the meaning set forth in Section 2.02(a).

“Transferred Books and Records” means books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists, lists of suppliers and personnel and employment records, in each case that are Related to the Business, other than any Tax Returns and all records (including all working papers) related thereto and any Excluded Assets.

“Transferred Contracts” has the meaning set forth in Section 2.02(a)(ii).

“Transferred Employee” has the meaning given to it in Section 6.10(a)(ii).

“Transferred Entities” has the meaning set forth in the Preliminary Statements.

“Transferred Entity Cash” means, at any time of determination, the aggregate amount of Cash (as described in clause (a) of the definition of “Cash”) of the Transferred Entities at such time.

“Transferred Entity Debt” means at any time of determination, the aggregate amount of all outstanding Debt of the Transferred Entities at such time, other than those items set forth in clauses (j) and (k) within the definition of “Debt”.

“Transferred Entity Deposits” means, at any time of determination, the Deposits of the Transferred Entities. Notwithstanding the foregoing, the “Transferred Entity Deposits” shall not include the Seller Party Deposits.

“Transferred Entity Employee Plans” means any Employee Plan which (a) covers any Covered Employee and (b) is sponsored or maintained solely by a Transferred Entity.

“Transferred Executory Contract” has the meaning set forth in Section 2.05(c).

“Transferred Leased Real Property” has the meaning set forth in Section 2.02(a)(i).

“Transferred Leased Property Assignment and Assumption Agreement” has the meaning set forth in Section 3.03(a)(vii).

“Transferred Leases” has the meaning set forth in Section 2.02(a)(i).

“Transferred Permits” has the meaning set forth in Section 2.02(a)(iii).

“Transitional Use Period” has the meaning set forth in Section 7.02(a).

“TUPE Regulations” means (a) the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended by the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 2014, currently in force in the United Kingdom, (b) the Danish Act on the Legal Status of Employees in connection with Transfers of Undertakings, (c) any other Law in any EU member state implementing EU Directive 2001/23/EC and (d) any other Law of any other jurisdiction where the Contracts of employment of employees are subject to automatic transfer.

“U.S.” means the United States of America.

“Undisclosed Contract” has the meaning set forth in Section 2.05(d).

“VAT Certification” means the Value Added Tax and Excise Tax Certification granted by the Tax Administration Service.

“Vestas” has the meaning set forth in Section 6.12(a).

“Vestas License” has the meaning set forth in Section 6.12(a).

“Vestas TSA” has the meaning set forth in Section 6.12(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and similar Laws related to plant closings, relocations, mass layoffs and employment losses.

“Wind-Up Date” means the date upon which all of the Seller Parties’ corporate existences cease to exist.

“Written Instructions” means joint written instructions from Seller and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto, directing the Escrow Agent to deliver the Escrowed Funds as provided for under this Agreement.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01. Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, each Seller Party shall sell, convey, assign, transfer and deliver to Buyer or its nominated Affiliates, and Buyer shall (or shall cause at least one Affiliate to) purchase, acquire and accept from each such Seller Party, all of such Seller Party’s right, title and interest in and to the Transferred Equity Interests.

Section 2.02. Purchase and Sale of Transferred Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.02(b) and Section 2.03, at the Closing and effective as of the Effective Time, each Seller Party shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Seller Party, all of such Seller Party’s right, title and interest in, to and under all of the following assets, free and clear of all Liens other than Permitted Liens, as the same shall exist immediately prior to the Closing, in each case, other than the Transferred Equity Interests (the transfer of which is governed by Section 2.01) and the Excluded Assets (collectively, the “Transferred Assets”):

(i) all interests in, to and under those certain leases held by a Seller Party and described in Section 2.02(a)(i) of the SAPA Schedules (such leases, the “Transferred Leases”; and the real property pertaining thereto, the “Transferred Leased Real Property”) and all rights, agreements and guaranties in respect thereof (including, to the extent assignable or transferrable, all options and rights of first refusal) and all tenements, hereditaments, appurtenances and other property rights appertaining thereto;

(ii) all Contracts set forth on Section 2.02(a)(ii) of the SAPA Schedules (including any Available Executory Contracts subsequently designated by the Buyer in accordance with Section 2.05(c)) (collectively with the BladeAssure Contracts and Transferred Leases, the “Transferred Contracts”);

(iii) to the maximum extent permitted by the Bankruptcy Code or applicable Law, all Permits Related to the Business, the Transferred Assets and the Transferred Leased Real Property, including Environmental Permits and all pending applications therefor (the “Transferred Permits”) (for the avoidance of doubt, solely to the extent, if required under applicable Law, the applicable Government Authority consents to or otherwise approves the assignment or transfer of the applicable Permit);

(iv) all causes of action, claims (including counterclaims), preference claims, Avoidance Actions, defenses, and other actions arising under the Bankruptcy Code or other applicable Law, and all other rights against any Person (including any customers, suppliers, vendors, lessors, lessees, licensees, licensors, insurers, guarantors, sureties, employees, or insiders), to the extent Related to the Business (including any use, ownership, possession, operation, sale, lease or encumbrance of any Transferred Asset or Transferred Entity), any Assumed Liability, and including proceedings, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds, rights of set off, rights of recovery (including rights to insurance proceeds), rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants, indemnities, exculpation, advancement, reimbursement of expenses or contract renewal rights and other similar rights, in each case, whether direct or derivative, known or unknown, liquidated or unliquidated, contingent or otherwise;

(v) all Business Intellectual Property, Business Technology and Business Systems, including the Business Registered IP set forth on Section 2.02(a)(v) of the SAPA Schedules, all rights in and to all income, royalties, damages and payments now or hereafter due or payable with respect to Business Intellectual Property, all causes of action (whether in law or in equity) with respect thereto, the right to sue, counterclaim, and recover for past, present and future infringement thereof, and all other rights, priorities and privileges arising therefrom or pertaining thereto, throughout the world; provided, for the avoidance of doubt, no third-party Software shall transfer pursuant to this Section 2.02(a)(v);

(vi) all assets relating to the Assumed Employee Plans;

(vii) to the maximum extent permitted by the Bankruptcy Code, applicable Law (including Privacy Law) and the privacy policies or notices of each of the Seller Parties applicable to any Personal Information included in such Transferred Books and Records (including, as applicable, any past privacy policies or notices in effect at the time of collection of such Personal Information that remain applicable to such Personal Information), the Transferred Books and Records;

(viii) all manufacturing lines, production equipment, jigs, dies, fixtures, curing ovens, vacuum infusion systems, resin application systems, cranes, blade turning devices, sanding and trimming machines, painting and coating booths, balancing and testing equipment, and related machinery and all plant support systems (including HVAC, dust collection, compressed air, fire suppression and safety systems), in each case, Related to the Business;

(ix) all assets relating to the BladeAssure Product, including all Contracts set forth on Section 2.02(a)(ix) of the SAPA Schedules, and all other Contracts pursuant to which Seller or any of its Affiliates is granted a license or other right to use the BladeAssure Product (“BladeAssure Contracts”);

(x) (A) all other personal property and interests therein owned by any Seller Party, including furniture, furnishings, machinery, office equipment, computers, servers, networks and communications equipment, vehicles, handling and logistics equipment and other tangible personal property, in each case, Related to the Business (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) or (B) any tangible personal property on order to be delivered to any Seller Party that is Related to the Business;

(xi) all Inventory;

(xii) the assets listed on Section 2.02(a)(xii) of the SAPA Schedules;

(xiii) all goodwill of the Business;

(xiv) all Transferred Entity Deposits, accounts receivable or notes receivable Related to the Business (together with any unpaid interest or unpaid amounts accrued thereon, the “Assumed Accounts Receivable”);

(xv) the Transferred Entity Cash; and

(xvi) other than any Excluded Assets, all other assets or rights of every kind and description Related to the Business, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by a Seller Party.

(b) Excluded Assets. Notwithstanding anything to the contrary herein, the following assets of or in the possession of the Seller Parties (the “Excluded Assets”) shall be retained by the Seller Parties and their respective Affiliates (other than the Transferred Entities) and shall not be conveyed to Buyer:

(i) all Contracts other than those expressly assumed as Transferred Contracts hereunder (“Excluded Contracts”);

(ii) all Cash of the Seller Parties;

(iii) other than the Transferred Leased Real Property, all right, title and interest in leased real property together with all improvements, facilities, fixtures and appurtenances thereto and all rights in respect thereof, and all servitudes, easements, rights-of-way, other surface use agreements and water use agreements related thereto and, with respect to any such real property, all rights in respect thereof (including all options and rights of first refusal) and all tenements, hereditaments, appurtenances and other property rights appertaining thereto;

(iv) all Intellectual Property, Technology and Systems, and all right, title and interest in, to or under any of the foregoing, other than, to the maximum extent permitted by the Bankruptcy Code or other applicable Law, (A) all Business Intellectual Property, Business Technology and Business Systems and (B) any licenses or other rights to any Intellectual Property, Technology or Systems granted pursuant to any Transferred Contracts;

(v) all Personal Information that is nontransferable under the Bankruptcy Code, applicable Law (including Privacy Law) or under the privacy policies or notices of any of the Seller Parties applicable to such Personal Information (including, as applicable, any past privacy policies or notices in effect at the time of collection of such Personal Information that remain applicable to such Personal Information);

(vi) all claims, rights or interests of the Seller Parties in or to any refund, rebate, abatement or other recovery for Taxes (other than in respect of any Transfer Taxes or Periodic Taxes borne by Buyer or other Taxes Buyer assumed and paid pursuant to this Agreement), and any other Tax assets (including any Tax attributes and any advanced manufacturing production credits under section 45X of the Code, including any direct pay refunds or other proceeds, or the right to receive such refunds or proceeds, with respect thereto), together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof);

(vii) all Tax Returns and all records (including all working papers) related thereto, other than copies of all Tax Returns and records related to the Transferred Assets or the Transferred Entities;

(viii) all Insurance Policies and all rights of any nature with respect to any such Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries, other than with respect to any events or circumstances pertaining to the operations of the Business that relate to the period prior to the Closing that (a) may be eligible for coverage under any of the Insurance Policies (regardless of when such occurrences or alleged wrongful acts may be reported) in effect as of the date hereof, and (b) arise in respect of the Transferred Assets or Transferred Entities, or the Assumed Liabilities (such events or circumstances, a “Business Insurance Matter”);

(ix) all nontransferable Permits, including nontransferable Environmental Permits;

(x) all rights and interests of the Seller Parties under the Transaction Agreements;

(xi) all assets relating to the Retained Employee Plans;

(xii) (A) all minute books (and other similar corporate records) and stock records, (B) any books and records relating solely to the Excluded Assets (provided, Seller may retain portions of such and books and records relating to the Excluded Assets), (C) any books and records or other materials of or in the possession of the Seller Parties or the Transferred Entities that (1) any of the Seller Parties are required by Law or by order of the Bankruptcy Court to retain, (2) any of the Seller Parties reasonably believes are necessary to enable the Seller Parties to prepare and/or file Tax Returns for any Pre-Closing Period or (3) any of the Seller Parties or Transferred Entities are prohibited by Law (including Privacy Law) or Contract from delivering to Buyer (including confidential and personal medical records, to the extent applicable), (D) any copies of any books and records that Seller and its Affiliates retain pursuant to Section 7.04 or (E) any books, records, files or papers that are not Transferred Books and Records;

(xiii) (A) all records and reports prepared or received by any Seller Party or any of its Affiliates in connection with the sale of the assets of any Seller Party or any of its Affiliates in connection with the Bankruptcy Cases, including all analyses relating to the Business or related to Buyer in connection with the Transactions or any third-party bidder or potential purchaser of the Business, (B) all bids and expressions of interest received from third parties with respect to the Business in connection with the sale of the assets of any Seller Party or any of its Affiliates and (C) all privileged communications described in Section 12.22;

(xiv) other than the Transferred Equity Interests (the transfer of which shall be governed by Section 2.01), all right, title and interest in and to all equity interests of any Person owned by any Seller Party;

(xv) all assets of any Seller Party or any of its Affiliates that are not Related to the Business;

(xvi) the Seller Party Deposits; and

(xvii) any asset specifically identified on Section 2.02(b)(xvii) of the SAPA Schedules.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume at the Closing the following Liabilities of the Seller Parties in accordance with their terms (collectively, the “Assumed Liabilities”):

(i) any unpaid and undisputed trade payables incurred in the ordinary course of operating the Business and recorded in accordance with the Seller’s trial balance account numbers “A201100 - AP - Trade (Control)” and “A201101 - AP - Trade (Manual/Non-Control)”, and which are not past due for more than fifteen (15) days, provided that such past due payables (i) are consistent with past payment practices, and (ii) do not exceed $2,000,000 in the aggregate, as of the Closing Date (“Accounts Payable”), and set forth on Section 2.02(c)(i) of the SAPA Schedules;

(ii) all Liabilities solely arising under, any of the Transferred Contracts and Transferred Leases arising from and after the Effective Time;

(iii) all Liabilities with respect to Transfer Taxes to be borne by Buyer pursuant to Section 9.01 and any Periodic Taxes apportioned to Buyer pursuant to Section 9.01;

(iv) except for Excluded Employee Liabilities, all Liabilities relating to Buyer’s ownership or operation of the Transferred Assets to the extent arising from events, facts or circumstances that occur from and after the Effective Time;

(v) except for Excluded Employee Liabilities, all Liabilities expressly assumed by Buyer pursuant to Section 6.10(b) and Section 6.10(d);

(vi) the Assumed Employee Plans and all Liabilities solely with respect to the Assumed Employee Plans;

(vii) all Liabilities assessed or incurred in connection with Section 7.05;

(viii) the Assumed Warranty Liabilities; and

(ix) all Liabilities relating to amounts required to be paid by Buyer hereunder excluding (for the avoidance of doubt) Taxes of any Seller.

(d) Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not assuming and shall not be responsible to pay, perform, or discharge, and Buyer shall not be or become liable for or subject to any Liabilities of the Seller Parties, including, (i) liabilities arising under Environmental Laws and relating to conditions in existence prior to the Closing, including Liabilities related to Hazardous Materials, and violations of Environmental Permits, and (ii) liabilities in respect of warranties or discounts (pricing or otherwise) associated with the Business or Transferred Assets or otherwise (whether known or unknown, and whether recorded or reported), relating to facts, events or circumstances arising or occurring before Closing (including with respect to products manufactured and sold prior to Closing, but other than, for the avoidance of doubt, the Assumed Warranty Liabilities) (collectively, the “Excluded Liabilities”).

Section 2.03. Assignment of Certain Transferred Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Government Authority), would constitute a breach or other contravention thereof or a violation of applicable Law or Order of the Bankruptcy Court. If, on the Closing Date, any such Consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of applicable Law or Order of the Bankruptcy Court, the Seller Parties and Buyer will, subject to Section 6.04 and Section 6.05, cooperate in good faith to enter into a mutually agreeable arrangement under which, for up to three (3) months following Closing, (a) Buyer would, in compliance with applicable Law or Order of the Bankruptcy Court, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by subcontracting, sublicensing or subleasing such Transferred Asset to Buyer or (b) the Seller Parties would enforce for the benefit (and at the expense) of Buyer any and all of the Seller Parties’ rights, claims or benefit against a third party associated with such Transferred Asset and the Seller Parties would promptly pay to Buyer when received all monies received by them under any such Transferred Asset, claim, right or benefit (net of the Seller Parties’ expenses incurred in connection with any assignment or other performance contemplated by this Section 2.03).

Section 2.04. Closing.

(a) The closing of the sale and purchase of the Transferred Equity Interests (except for the Spanish Transferred Equity Interests) and the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153), at 9:00 a.m. (New York City time) on the twenty-fourth Business Day following the date upon which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with Article X (other than those Closing Conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing.

The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, (a) except as otherwise expressly provided in this Agreement or such other Transaction Agreements, all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

(b) The closing of the sale and purchase of the Spanish Transferred Equity Interests shall occur on the Closing Date at the premises of the Spanish notary previously selected by the Buyer and reasonably acceptable to Seller.

Section 2.05. Designated Contracts; Cure Costs.

(a) Payment of Cure Costs. Subject to Section 2.03, at Closing and pursuant to Section 365 of the Bankruptcy Code and the Sale Order, each Debtor shall assume and assign to Buyer, and Buyer shall assume from such Seller Party the Transferred Executory Contracts to which such Seller Party is a party. All Cure Costs shall be paid by Buyer in accordance with Section 2.05(f); provided, any Cure Costs paid or to be paid by Buyer and reserved for payment in accordance with Section 2.05(f) in excess of the Cure Costs Cap shall result in a dollar-for-dollar downward adjustment to the Purchase Price.

(b) Available Contract Schedule. On February 16, 2026, Seller filed with the Bankruptcy Court a list of all Executory Contracts to which a Debtor is a party, which Contracts are available for assumption by any Qualified Bidder (as defined in the Bidding Procedures Order), and the proposed amount of the Cure Costs associated with each of such Executory Contracts and served written notice to the non-Debtor counterparty (a “Cure Notice”) of each such Executory Contract in accordance with the Bidding Procedures Order. No later than five (5) Business Days after the date hereof and again no sooner than fifteen (15) Business Days or later than ten (10) Business Days prior to Closing, Seller shall deliver to Buyer a list of each Executory Contract that is Related to the Business (each, an “Available Executory Contract”) and the proposed amount of the Cure Costs associated with such Available Executory Contract (such list, the “Available Contract Schedule”).

(c) Designation by Buyer. No later than the date that is three (3) Business Days prior to Closing (the “Designation Deadline”), Buyer may elect, by written notice to Seller, each Available Executory Contract it wishes to acquire and have assigned to it on the Closing Date (each such Contract, a “Transferred Executory Contract”), and each such Transferred Executory Contract shall be deemed a Transferred Contract for purposes hereof and added to Section 2.02(a)(ii) of the SAPA Schedules. Any Available Executory Contract not designated by Buyer in writing as a Transferred Executory Contract on or before the Designation Deadline shall be deemed an Excluded Contract. From time to time prior to the date which is three (3) Business Days prior to Closing, Buyer may elect, by written notice to Seller, to remove any Transferred Executory Contract from Section 2.02(a)(ii) of the SAPA Schedules, and from and after such date, such Available Executory Contract shall be deemed for all purposes hereunder an Excluded Contract. In accordance with the Bid Procedures and Bidding Procedures Order, Seller will file with the Bankruptcy Court a notice of assumption and assignment and shall serve such notice on each applicable non-Debtor counterparty, which notice of assumption and assignment shall identify all Transferred Executory Contracts, in accordance with the Bid Procedures and Bidding

Procedures Order. Notwithstanding the foregoing, an Available Executory Contract shall not be a Transferred Executory Contract hereunder and shall not be assigned to, or assumed by, any Debtor that is a Seller Party if such Available Executory Contract is validly terminated by the other party thereto or terminates or expires in accordance with its own terms on or prior to the Closing Date and is not continued or otherwise extended prior to or upon assumption and assignment of such Available Executory Contract. For the avoidance of doubt, if Buyer exercises its rights pursuant to this Section 2.05(c) to designate an Available Executory Contract as a Transferred Executory Contract or as an Excluded Contract (as the case may be), there will be no increase or reduction in the Purchase Price as a result of such designation or change in designation.

(d) Undisclosed Contracts. If, at any time following the Designation Deadline and prior to the Closing Date, any Debtor that is a Seller Party becomes aware that it is a party to an Available Executory Contract that is not listed on the Available Contract Schedule (each, an “Undisclosed Contract”), Seller will update the Available Contract Schedule with respect to such Undisclosed Contract and (i) file with the Bankruptcy Court such list of Undisclosed Contracts and the proposed amount of Cure Costs associated with such Contract and (ii) serve a Cure Notice to the non-Debtor counterparty to such Undisclosed Contract.

(e) Treatment of Undisclosed Contract. Notwithstanding the Designation Deadline, Buyer may elect, by written notice to Seller, an Undisclosed Contract to be a Transferred Executory Contract any time prior to the Closing, following which Seller shall promptly file (or cause to be filed) with the Bankruptcy Court and serve upon the non-Debtor counterparty an amended notice of assumption clearly reflecting the addition of such Undisclosed Contract. In the event the non-Debtor counterparty does not timely object to the Cure Notice, the Undisclosed Contract shall be assumed by Seller and assigned to Buyer effective as of the date the amended notice of assumption listing such Undisclosed Contract was filed. In the event the non-Debtor counterparty timely objects to the Cure Notice, the transfer of such Undisclosed Contract will not occur until the Bankruptcy Court rules on the pending objection or the objection is resolved in a manner mutually acceptable to Buyer, Seller and the non-Debtor counterparty (with an effective assumption and assignment date to be agreed to by the Buyer, Seller and non-Debtor counterparty or ordered by the Bankruptcy Court). Buyer shall pay or cause to be paid Cure Costs in respect of any Undisclosed Contract that becomes a Transferred Executory Contract subject to the Cure Costs Cap.

(f) Resolution of Cure Disputes. If any objections are filed by, or received from, any non-Debtor counterparty in response to a Cure Notice, Seller will use commercially reasonable efforts to resolve any such objections with such non-Debtor counterparty, including by diligently prosecuting any such cure objections at Seller’s expense. If any such cure objection is not consensually resolved or finally determined by the Bankruptcy Court prior to the Closing Date with respect to any Transferred Executory Contract, so long as Buyer (x) pays on or before the Closing Date such non-Debtor counterparty an amount equal to the undisputed portion of Cure Costs payable with respect to such Transferred Executory Contract and (y) appropriately reserves funding for the disputed portion of such Cure Costs pending resolution of such cure objection, subject to entry by the Bankruptcy Court of the Sale Order, Seller shall assume and assign such Transferred Executory Contract to Buyer at the Closing, and upon either the consensual resolution or final determination by the Bankruptcy Court of such cure objection, Buyer shall promptly pay to such non-Debtor counterparty any remaining Cure Costs owing to such non-Debtor counterparty with respect to such Transferred Executory Contract.

Section 2.06. Withholding.

(a) Buyer or any of its Affiliates and any other agent, designee, representative or Person required to make a payment pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted and withheld, from amounts otherwise payable or deliverable to any Person pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided that, in each case, Buyer shall (a) use commercially reasonable efforts to work together with Seller to reduce such potential withholding, and (b) provide Seller with an original or certified copy of a receipt evidencing timely payment to the applicable Government Authority. In the event that Buyer or any of its Affiliates make such a deduction or withholding, then Buyer or any of its Affiliates shall timely pay over such amounts to the proper Taxing Authority and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties agree that Buyer (or any of its Affiliates that is assigned the right to purchase a Transferred Entity) shall not be a resident of Mexico.

(b) Notwithstanding the generality of the foregoing, the Parties agree and acknowledge that the Seller Parties shall be solely responsible for the payment of any Taxes arising from or relating to the transfer of the shares of the Transferred Equity Interests of the Transferred Entities that are residents of Mexico (such tax, the “Mexican Capital Gains Tax” and such shares, the “Mexican Shares”).

(c) The Buyer shall cause the Mexican Tax Representative to file the Tax Return for the Mexican Capital Gains Tax (the “Capital Gains Tax Return”) and to pay such Tax (using the proceeds described in paragraph (d)) on behalf of the Seller Parties. The Parties shall direct the Mexican Tax Representative to elect to pay Mexican income tax on the sale of the Mexican Shares at a twenty-five percent (25%) rate on the portion of the Purchase Price allocable to the Mexican Shares (determined pursuant to paragraph (d)) pursuant to article 161, fourth paragraph of the MITL (the “Tax Amount”).

(d) No later than fourteen (14) days following the date hereof, Buyer shall provide the Seller Parties with a calculation of the Tax Amount based on the Buyer’s allocation of the Purchase Price to the Mexican Shares for the Seller Parties’ approval (not to be unreasonable withheld, conditioned or delayed). The Seller Parties shall provide comments to such allocation and calculation within five (5) days of receipt of such calculation, or shall otherwise be deemed to have approved. If the parties are unable to reach an agreement on the Tax Amount within twenty (20) days of the Seller Parties’ receipt of Buyer’s allocation and calculation, any disagreement shall promptly be submitted to the Independent Accountant for resolution prior to Closing, which resolution shall be binding upon the parties.

(e) At Closing, the Tax Amount shall be deducted and withheld from amounts otherwise payable to Sellers and shall instead be deposited with the Mexican Tax Representative to be used to pay the Mexican Capital Gains Tax on behalf of the Seller Parties.

(f) At Closing, Buyer will transfer the funds to the bank account of the Mexican Tax Representative equivalent to the Tax Amount so that the Mexican Tax Representative can pay the Mexican Capital Gains Tax on behalf of Seller Parties. The Seller Parties shall cooperate with Buyer and the Mexican Tax Representative in connection with the preparation, execution and filing of the Capital Gains Tax Return. Buyer shall provide, through the Mexican Tax Representative, to Seller Parties, a copy of the Capital Gains Tax Return filed before the appropriate Taxing Authority reflecting the payment of the Tax Amount in connection with the transfer of the Mexican Shares.

Section 2.07. Wrong Pockets.

(a) Following the Closing, if any Party becomes aware that (i) any Transferred Assets or Assumed Liabilities have not been transferred to Buyer or (ii) any Assets or Liabilities not intended under the terms of this Agreement to be transferred to Buyer have been so transferred, such Party will promptly notify the other Party and shall, as soon as reasonably practicable thereafter, transfer the relevant asset or liability to the other Party at no additional expense to the receiving Party.

(b) Following the Closing, if any Party or any of their respective Affiliates receives any (i) funds or property intended for or otherwise the property of the other Party pursuant to the terms of this Agreement, the receiving Party shall promptly (A) notify and (B) forward such funds or property to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or property, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise) or (ii) mail, courier package or document intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any other Transaction Document, the receiving Party shall promptly (A) notify and (B) forward such funds, property or document to, the other Party.

(c) From and after the Closing, if any Party or any of their respective Affiliates pays any amount to any third party in satisfaction of any Liability of the other Party pursuant to the terms of this Agreement or any other Transaction Document, (i) the paying Party shall promptly notify the other Party of such payment and (ii) the other Party shall promptly reimburse the paying Party for the amount so paid by the paying Party to such third party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such amount, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise).

ARTICLE III

PURCHASE PRICE

Section 3.01. Purchase Price. The aggregate consideration to be paid by or on behalf of Buyer for the sale of all of the Transferred Equity Interests and the Transferred Assets shall be (i) an amount in cash equal to the sum of (A) $20,000,000 (the “Base Purchase Price”), minus (B) the Transferred Entity Debt (if any), minus (C) the amount by which the Accounts Payable exceeds the Accounts Payable Target (if any), minus (D) the amount by which the Inventory Valuation is less than the Inventory Valuation Target (if any) (such sum, the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities. The Purchase Price shall be further adjusted as set forth in (i) Section 2.05(a) for any dollar-for-dollar downward adjustment, and (ii) Section 9.01 for the pro ration of Periodic Taxes.

Section 3.02. Purchase Price Deposit. No later than one (1) Business Day after the Seller Parties receive evidence satisfactory to Buyer (i) of the consent of the DIP Parties to the Transactions and (ii) that the Transactions shall constitute an Approved Sale (as defined in the DIP Credit Agreement) under the DIP Credit Agreement, pursuant to the terms of the Escrow Agreement, Buyer (or a nominee of Buyer) shall deposit with Citibank N.A., in its capacity as escrow agent (the “Escrow Agent”) the sum of $2,000,000 by wire transfer of immediately available funds (the “Escrowed Funds”), to be held in escrow pursuant to the Escrow Agreement and released by the Escrow Agent and delivered to either Buyer or Seller only in accordance with this Agreement, the provisions of the Escrow Agreement and the Bid Procedures. The Escrowed Funds (together with all accrued investment income thereon), if any, shall be distributed upon the earlier of the Closing or the termination of this Agreement in accordance with Article XI, as applicable.

Section 3.03. Certain Closing Deliverables. At the Closing:

(a) Seller shall deliver or cause to be delivered to Buyer (or in the case of (ii) below, the Escrow Agent) the following:

(i) to the extent the Transferred Equity Interests are certificated, certificates evidencing the Transferred Equity Interests (duly endorsed in property in favor of Buyer and any of its Affiliates, as designated by Buyer) and a stock power (or other foreign equivalent) assigning the Transferred Equity Interests Buyer;

(ii) evidence of the approval of the Transactions on behalf of each Transferred Entity and the waiver by each partner or shareholder, as applicable, of any preemptive rights (or similar rights), to acquire the Transferred Equity Interests;

(iii) evidence of the occurrence of the Advanced Manufacturing Credits Designation;

(iv) a copy of the entry (asiento) in the Special Partners Book (Libro Especial de Socios) or Share Registry Book (Libro de Registro de Acciones) as applicable, of each Transferred Entity organized under the Laws of Mexico evidencing the sale and transfer of the Transferred Equity Interests in favor of Buyer and any of its Affiliates, as designated by Buyer, certified by the sole manager or the secretary of the board of managers of the respective Transferred Entity;

(v) the Written Instructions, duly executed by Seller, directing the Escrow Agent to deliver to Seller the Escrowed Funds;

(vi) a counterpart of the Bill of Sale, Assignment and Assumption Agreement for the Transferred Assets (other than the Transferred Leases), substantially in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by the applicable Seller Parties;

(vii) a counterpart of the Assignment and Assumption Agreement for Transferred Leases, substantially in the form attached hereto as Exhibit B (the “Transferred Leased Property Assignment and Assumption Agreement”), duly executed by the applicable Seller Parties;

(viii) a counterpart of the IP Assignment Agreement, substantially in the form attached hereto as Exhibit C (the “IP Assignment Agreement”), duly executed by the applicable Seller Parties;

(ix) the officer’s certificate required to be delivered pursuant to Section 10.02(a)(iii);

(x) a counterpart to each local transfer agreement, in customary form and substance, to effect the transfer of the Transferred Equity Interests or Transferred Assets in the jurisdictions set forth on Section 3.03(a)(x) of the Disclosure Schedules (the “Local Agreements”), duly executed by the applicable Seller Parties;

(xi) an IRS Form W-9 from each Seller Party (or its regarded owner) or other similar form with respect to any Seller Party that is organized in a foreign jurisdiction, selling, conveying or transferring any Transferred Assets or Transferred Entities;

(xii) to the extent applicable, any available tax invoices, warranties, certificates of title, endorsements, assignments, records and other documents reasonably required to evidence the transfer of the Transferred Assets;

(xiii) the Tax invoice(s) issued in connection with the transfer of the Transferred Equity Interests and Transferred Assets pursuant to rule 2.7.1.14. of the Mexican Tax Miscellaneous Resolution (MTR), in each case with respect to the Transferred Entities organized under the laws of Mexico reflecting the allocation of the Purchase Price at that moment; for the avoidance of doubt Seller Parties shall also issue and deliver to Buyer, to the extent issued, any amended (whether by amendment, re-issuance of new invoices, or otherwise) Tax invoices that reflect the definitive allocation of the Purchase Price as might amended after the Closing Date and as determined in accordance with the terms of this Agreement;

(xiv) an opinion of compliance with Tax obligations for each of the Transferred Entities organized under the Laws of Mexico issued by the Mexican Tax Administration Service on a date that is at least (10) Business Days prior to the Closing Date;

(xv) the Oaktree Consent and evidence, in form and substance reasonably satisfactory to the Buyer, that all Liens (other than Permitted Liens) filed by Oaktree Fund Administration, LLC, solely with respect to the Transferred Entities (including the equity interests thereof) and their assets have been released or terminated;

(xvi) the BladeAssure Consent; and

(b) Buyer shall deliver or cause to be delivered to Seller the following:

(i) an amount equal to (A) the Closing Payment as specified in the Closing Statement minus (B) the Escrowed Funds, by wire transfer of immediately available funds to an account or accounts as directed by Seller, on behalf of itself and the Seller Parties in writing no later than three (3) Business Days prior to the Closing Date;

(ii) all required Transfer Tax stamps and transfer forms (if any), unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available post-Closing (in which case such Transfer Tax stamps or duly stamped transfer forms shall be delivered to Seller promptly and in any event no later than five (5) Business Days after receipt thereof by Buyer);

(iii) instruments of transfer with respect to the Transferred Equity Interests, duly executed by Buyer, as required by applicable Law or otherwise required to validly transfer title in and to the Transferred Equity Interests to Buyer;

(iv) the Written Instructions, duly executed by Buyer, directing the Escrow Agent to deliver to Seller the Escrowed Funds;

(v) a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer and/or one of its Affiliates;

(vi) a counterpart of the Transferred Leased Property Assignment and Assumption Agreement, duly executed by Buyer and/or one of its Affiliates;

(vii) a counterpart of the IP Assignment Agreement, duly executed by Buyer and/or one of its Affiliates;

(viii) a counterpart to each Local Agreement, duly executed by Buyer and/or one of its Affiliates; and

(ix) the officer’s certificate required to be delivered to Seller pursuant to Section 10.01(a)(iii).

(c) On the Closing Date, together with the abovementioned closing deliverables applicable to the Spanish Transferred Equity Interests, the relevant Seller Entity and Buyer shall perform the following closing deliverables in relation to the sale and purchase of the Spanish Transferred Equity Interests at the time of the Closing:

(i) The relevant Seller Entity shall deliver or make available to the Spanish notary and Buyer evidence that its signatories are authorized to complete the sale and purchase with respect to Spanish Transferred Equity Interests as well as sign any notarial deed related to this Agreement and any other applicable Transaction document;

(ii) Buyer shall deliver or make available to the Spanish notary and the relevant Seller Entity evidence that Buyer’s signatory is authorized to complete the sale and purchase with respect to Spanish Transferred Equity Interests as well as sign any notarial deed related to this Agreement and any other applicable Transaction document;

(iii) The relevant Seller Entity and Buyer shall appear before the Spanish notary to formalize a share transfer deed pursuant to which the relevant Seller Entity transfers the Spanish Transferred Equity Interests to Buyer which shall in turn acquire the Spanish Transferred Equity Interests;

(iv) The relevant Seller Entity shall furnish to the Spanish notary a certificate of the management body of TPI Spain certifying (A) the ownership of the Spanish Transferred Equity Interests with reference to the shareholders’ registry book of TPI Spain (libro registro de socios); (B) that the Spanish Transferred Equity Interests are free from any Liens; and (C) that any and all requirements, including legal and by-laws requirements for the transfer of the Spanish Transferred Equity Interests have been complied with;

(v) The relevant Seller Entity shall give letter of payment (carta de pago) with respect to the Purchase Price allocated to the Spanish Transferred Equity Interests, unless the transfer is not successfully completed (salvo buen fin de la transferencia);

(vi) The relevant Seller Entity shall exhibit to the Spanish notary the original notarial deed of title evidencing title to the Spanish Transferred Equity Interests, in order for the Spanish notary to record therein the transfer of the Spanish Transferred Equity Interests to Buyer (rebaje notarial);

(vii) The sale and purchase of the Spanish Transferred Equity Interests shall be recorded in TPI Spain’s shareholders’ registry book (libro registro de socios);

(viii) If requested by Buyer prior to the Spanish closing, and before their resignation, procure that TPI Spain’s management body execute a special and/or general power of attorney pursuant to article 108.3 of the Spanish Commercial Registry Regulation in favor of attorneys designated by Buyer;

(ix) The Seller Entity shall deliver to Buyer original written resignations, effective as of immediately prior to the Closing but dated as of the Closing Date, of the directors of TPI Spain declaring that TPI Spain does not owe such Person any amount relating to such Person’s office of director of TPI Spain and that such Person does not have any claim against TPI Spain arising from or related to such office. Resignations must (A) contain legalized (and if executed and legalized outside of Spain, apostilled) signatures as of the Closing Date, and (B) make reference to or attach a original legalized (and if executed and legalized outside of Spain, apostilled) statement regarding Article 111 of the Spanish Commercial Registry Regulation;

(x) Buyer, as the new sole shareholder of TPI Spain following the transfer of the Spanish Transferred Equity Interests pursuant to Section 3.03, shall acknowledge the resignation of TPI Spain’s directors and resolve on the replacement of such directors and the new management body of TPI Spain.

Section 3.04. Closing Statement; Closing Payment. No fewer than five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Closing Statement”) (together with reasonable supporting materials used in the preparation of the Closing Statement) setting forth each of: (a) the amount of the Transferred Entity Cash; (b) the amount of the Transferred Entity Debt; (c) the amount of the Accounts Payable; (d) the Inventory Valuation;

and (e) the aggregate amount to be paid by Buyer to Seller (for the benefit of itself and the other Seller Parties) at the Closing (such amount, the “Closing Payment”). Buyer shall have two (2) Business Days from receipt of the Closing Statement to review and object to any portion thereof. If Buyer delivers a written objection within such period, the parties shall negotiate in good faith to resolve the dispute expeditiously. Neither Buyer nor Seller shall unreasonably withhold or delay its consent or agreement to the Closing Statement, the calculations therein, the objections or the reconciliations proposed by Buyer or Seller, as applicable. The Closing Payment shall only be adjusted by those amounts that are not (i) objected to by Buyer, or (ii) subsequently agreed upon in writing by Buyer and Seller. The Closing Payment and any other payments to be made to Seller under this Agreement shall be paid to Seller for its account and as agent for the account of the other Seller Parties, unless otherwise specified by Seller in the Closing Statement. Seller shall provide Buyer and its Representatives with reasonable access after reasonable advance written notice during normal business hours to the relevant books and records and the relevant work papers of the Business for purposes of assisting Buyer and its Representatives in their review of the Closing Statement; provided, such access shall not unreasonably interfere with the Business and this Section 3.04 (and the information under this Section 3.04) shall be subject to applicable privilege, including pursuant to Section 12.22.

Section 3.05. Purchase Price Allocation. Buyer and Seller agree to allocate the Purchase Price (as finally determined hereunder), the Assumed Liabilities, and all other relevant items among and between the Transferred Assets and the Transferred Equity Interests (including by Seller) in accordance with the allocation under this Section 3.05 and Section 2.06(d). No later than ninety (90) days following the Closing Date, Buyer shall deliver to Seller its proposed allocation for review and comment, which allocation shall be consistent with Section 2.06(d). Buyer and Seller shall mutually cooperate to resolve any differences in good faith and finalize the allocation (such allocation, the “Purchase Price Allocation”). In absence of an agreed allocation, Buyer’s allocation (as adjusted after giving good faith consideration to any Seller comments) shall be the Purchase Price Allocation. The Purchase Price Allocation shall be conclusive and binding on the Parties. None of the Parties shall take any position inconsistent with the Purchase Price Allocation on any Tax Return, unless otherwise required by a final determination by a Government Authority provided that nothing herein shall prohibit a Party from settling a Tax audit or Tax proceeding in good faith. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 3.05 shall survive the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except to the extent a representation or warranty speaks as of another date, as of the Agreement Date and as of the Closing Date, each Seller Party and Transferred Entity, as applicable, hereby represents and warrants to Buyer, severally and not jointly, that except as set forth in the Disclosure Schedules (as applicable to such Seller Party (or Transferred Entity)), the following are true and correct:

Section 4.01. Formation and Qualification of the Transferred Entities. Each Transferred Entity is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to operate its business as now conducted. Each Transferred Entity is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and has all requisite corporate or similar power and authority to own, lease and operate its assets and the Business, except where the failure to be so qualified or in good standing or to have such authority would not be material to the Business taken as a whole.

Section 4.02. Capital Structure of the Transferred Entities.

(a) The authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of each Transferred Entity is set forth on Section 4.02(a) of the Disclosure Schedules. The Seller Parties own all of the Transferred Equity Interests, subject to the entry of the Sale Order, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement, (iii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates or (iv) any other Permitted Lien or as otherwise set forth on Section 4.02(a) of the Disclosure Schedules. All of the Transferred Equity Interests have been duly authorized and validly issued, are, as applicable, fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights. There are no options, warrants, redemption or repurchase rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, equity interests that are subject to a “substantial risk of forfeiture” (within the meaning of Section 83 of the Code), or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Transferred Entity to issue or sell any shares of its capital stock, other equity interests or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement. There are no voting trusts, stockholder or shareholder agreements, registration rights agreements, proxies or other agreements in effect with respect to the voting or transfer of the Transferred Equity Interests of any Transferred Entity.

(b) The Transferred Entities do not have any Subsidiaries, branches, delegations or similar establishments. One or more of the Seller Parties own all of the outstanding capital stock or other equity interests of each Transferred Entity, subject to entry of the Sale Order, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement, (iii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates or (iv) any other Permitted Lien. All outstanding shares or other equity interests of each Transferred Entity reflected as owned by the Transferred Entities on Section 4.02(b) of the Disclosure Schedules have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights. There are no options, warrants, redemption or repurchase rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, or rights of conversion or other rights, agreements, arrangements or commitments obligating any Transferred Entity to issue or sell any of its shares, other equity interests or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement. There are no voting trusts, stockholder or shareholder agreements, registration rights agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares or other equity interests of any Transferred Entity.

Section 4.03. Formation and Authority of the Seller Parties; Enforceability. Each Seller Party is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Except for such authorizations required by the Bankruptcy Court, Seller has (and each other Seller Party will have prior to the Closing) the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party. Each Seller Party has the requisite corporate or other power to operate its business with respect to the Transferred Assets or the Transferred Equity Interests, as applicable, that it owns as now conducted and is duly qualified as a foreign corporation or other organization to do business, and to the extent legally applicable, is in good standing, with respect to the Business, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not or would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. The execution, delivery and performance by each Seller Party of the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party have been (or, in the case of a Seller Party other than Seller, will be prior to the Closing) duly authorized by all requisite corporate or organizational action on the part of such Seller Party. Except for such authorizations as may be required by the Bankruptcy Court, this Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly executed and delivered by the Seller Parties party thereto, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of the Seller Parties party thereto, enforceable against the Seller Parties party thereto in accordance with their respective terms.

Section 4.04. No Conflict. Other than the agreements listed on Section 4.04 of the Disclosure Schedules or described in Section 4.05, the execution, delivery and performance of the Seller Transaction Agreements do not and will not:

(i) violate, breach or conflict or result in a violation, breach or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of any of the Seller Parties or the Transferred Entities;

(ii) violate, breach or conflict or result in a violation, breach or conflict any Law or Order applicable to the Seller Parties, the Transferred Entities or the Business in any material respect; or

(iii) violate, conflict with, result in a breach of or constitute a violation or default (or any event that, with notice or lapse of time or both would constitute a default) under or give rise to any right to terminate, cancel or accelerate, or result in a loss of a material benefit under, any Material Contract, that would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 4.05. Consents and Approvals. The execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not require any material Consent, waiver, or other action by, or any material filing with or notification to, any Government Authority by any Seller Party or any Transferred Entity, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have a Material Adverse Effect or (c) as may be necessary as a result of any facts or circumstances relating to Buyer or Buyer’s Affiliates.

Section 4.06. Financial Statements. The Seller Parties have made available to Buyer the unaudited balance sheet dated December 31, 2025 (the “Balance Sheet Date”), and the related statements of income and cash flows (or the equivalent) for the twelve-month period then ended (collectively, the “Financial Statements”). Each of the Financial Statements have been prepared based on the books and records of Seller, present fairly in all material respects the financial condition and results of operations of Seller and the Business (on a consolidated basis with the business of Seller’s Affiliates) and have been prepared in all material respects in accordance with GAAP as of the dates and for the periods indicated therein, subject to normal year-end adjustments and the absence of footnote disclosures. Section 4.06 of the Disclosure Schedules sets forth a true and accurate list of the Seller Party Deposits related to the Business and the Transferred Entity Deposits.

Section 4.07. Absence of Certain Developments; Undisclosed Liabilities; No Material Adverse Effect.

(a) Other than as a result of the preparation for, commencement, and pendency of the Bankruptcy Cases, or as contemplated by the Transaction Agreements, or in connection with the negotiation and execution of the Transaction Agreements or the consummation of the Transactions, since December 31, 2025, the Business has been conducted in the ordinary course of business and consistent with past practice.

(b) There has not been any Change that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) The Seller Parties do not have any Liability, except for Liabilities (i) specifically and adequately reflected in or reserved against on the face of the Balance Sheets, (ii) incurred in the ordinary course of business consistent with past practice since the date of the latest Balance Sheet (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation under any Contract or Law or any Action), (iii) otherwise disclosed in Section 4.07 of the Disclosure Schedules, (iv) that would not be required to be reflected on a consolidated balance sheet or the notes thereto of the Seller Party, and (v) incurred in connection with this Agreement or the Transactions.

Section 4.08. Absence of Litigation.

(a) No Actions are pending or, to the Knowledge of Seller, threatened in writing against the Seller Parties (with respect to the Business) or the Transferred Entities that, in each case, would reasonably be expected to materially impair the ability of the Seller Parties to consummate the Seller Transactions.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Seller Parties, taken as a whole, except for the Bankruptcy Cases, there is not any material Action pending or threatened in writing (or, to the Knowledge of the Seller, threatened orally) against the Seller Parties or any Transferred Entity, in each case, with respect to the Business or their respective officers or directors (in each case, in their respective capacities as officers or directors).

Section 4.09. Brokers. Except for fees and expenses of Jefferies LLC and Alvarez & Marsal North America, LLC (the “Seller’s Bankers”), no broker, finder, financial advisor, investment banker or similar agent is entitled to any brokerage, finder’s, financial advisor’s, investment banker’s or other fee or commission from the Seller Parties, the Transferred Entities or any of their respective Affiliates in connection with the Transactions.

Section 4.10. Title and Sufficiency.

(a) Except for Permitted Liens, the Transferred Assets (other than (i) any personal property leased pursuant to a Transferred Contract and (ii) any Intellectual Property licensed pursuant to a Transferred Contract) are owned by or otherwise made available to the Seller Parties or the Transferred Entities, and Seller has good, valid and marketable title to, or a valid leasehold interest in or valid license to, each of the Transferred Assets, subject to the entry of the Sale Order, free and clear of any Lien (except for Permitted Liens). Subject to Section 2.03, Buyer will own each of the Transferred Assets and Transferred Equity Interest or will be vested with good and marketable title to the Transferred Assets and the Transferred Equity Interests, as the case may be, subject to entry of the Sale Order and Buyer’s payment of Cure Costs in accordance with Section 2.05, free and clear of all Liens (other than Permitted Liens), to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.

(b) The Permitted Liens, individually or in the aggregate, do not and would not materially interfere with the current use, occupancy, or operation of the Transferred Assets or the conduct of the Business by the Buyer after the Closing.

(c) Assuming receipt of all consents, approvals, and authorizations as contemplated pursuant to Section 6.05, the Transferred Assets and the Assets, together with the rights under the Transaction Documents and the Excluded Assets, constitute all of the properties and assets used or held for use for the conduct of the Business as of the date hereof and, subject to entry into and effectiveness of the Sale Order, will constitute all of the assets necessary and sufficient to conduct the Business after the Closing, in all material respects as presently conducted by the Seller Parties. The Transferred Assets and Assets (i) are in good operating and working condition and repair (normal wear and tear excepted), (ii) have been operated and maintained in accordance with customary industry practices and (iii) are suitable and adequate for the purposes for which they are presently used.

Section 4.11. Material Contracts. The Seller Parties have made available to Buyer copies of all of the Material Contracts. Except as set forth on Section 4.11 of the Disclosure Schedules, the Transactions do not require any consent of, or notice to, (a) any third party set forth in a Material Contract or (b) any counterparty to any Material Contract.

Section 4.12. Permits. Except as set forth in Section 4.12 of the Disclosure Schedules, the Seller Parties and Transferred Entities possess, and are in compliance in all material respects with, all terms and conditions of all Permits except those the absence of which or the failure with which to comply would not reasonably be expected to be material to the Business. To the Knowledge of Seller, none of the Seller or the Transferred Entities is in material default or material violation under any of the Permits, and no event, circumstance or state of facts has occurred or exists, which, with notice or the lapse of time or both, would constitute a default of or violation under any of the Permits, except those the absence of which or the failure with which to comply would not reasonably be expected to be material to the Business. There are no Actions pending or, to the Knowledge of Seller, threatened in writing relating to the suspension, withdrawal, termination, revocation or modification of any Permits, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.13. Compliance with Laws.

(a) None of the Seller Parties (including their directors, officers and employees, and, to the knowledge of Seller or Affiliates, in each case, in their respective capacities as such) or the Transferred Entities, in each case, solely with respect to the Business, is, or during the five (5) year period prior to the Agreement has been, in violation of any Laws or Orders applicable to the conduct of the Business, except where the failure to be in compliance would not reasonably be expected to be material to the Business. None of the Seller Parties has received any written notice of or been charged with the violation of any Laws, except where such violation would not, reasonably be expected to be material to the Business.

(b) The Seller represents and warrants that the Transferred Entity duly holds a valid authorization under the IMMEX Program, is registered under the applicable PROSEC Program, and maintains a valid VAT Certification, all of which are in full force and effect and in material compliance with applicable laws and regulations. Such authorizations and registrations are critical and essential for the conduct of the Transferred Entity’s business and operations.

(c) The Seller further acknowledges that certain assets have been temporarily imported into Mexico under the IMMEX Program and the VAT Certification, and that certain other assets have been definitively imported under the PROSEC Program, benefiting from the applicable preferential tariff treatment.

(d) The Transferred Entity has conducted its import and export operations in compliance with all applicable customs and international trade laws and regulations. All goods imported by or on behalf of the Seller have been duly declared and imported in accordance with applicable law, including any applicable temporary importation regimes, and no circumstance exists that would require the conversion of any temporary importation into a definitive import.

(e) With respect to inputs, raw materials, and any other merchandise temporarily imported into Mexico, such goods have not exceeded the maximum authorized period of stay in the country and have been properly controlled, maintained, and discharged in accordance with applicable law.

(f) The Seller maintains digital copies that are accurate and complete in all material respects of import declarations, together with their corresponding supporting documentation for each asset, machinery and equipment, as well as all inputs and raw materials imported into Mexico.

(g) No written (or to the Knowledge of the Seller, oral) notices or inquiries have been received by and no claims have been filed or, to the Knowledge of the Seller, threatened against any of the Seller Parties, any Transferred Entity or director, officer, employee or Affiliate of any Seller Party or any Transferred Entity (in each case, solely in their respective capacities as directors, officers, employees or Affiliates of a Seller Party or Transferred Entity) (i) alleging a violation by such Person of any applicable Laws, including Anti-Corruption Laws, or (ii) indicating that such Person is under investigation, inspection, inquiry or audit related to a potential violation or breach of any applicable Law, including Anti-Corruption Laws (in each case, regardless of whether such violation would constitute a criminal, civil, administrative or other violation) applicable to their business, operations, assets and properties. During the five (5)-year period prior to the date of this Agreement, the Seller Parties have not received any written or, to the Knowledge of the Seller, oral allegation by any Person or has reasonable cause to believe that a Seller Party or any director, officer, employee, Affiliate of any Seller Party or any Transferred Entity (in each case, solely in their respective capacities as directors, officers, employees or Affiliates of a Seller Party or Transferred Entity) has violated applicable Laws in any material respects, in the performance of its responsibilities or business.

(h) With respect to each Government Contract and any proposals or bids submitted for any Government Contract, during the six years prior to the date hereof: (i) neither the Seller Parties nor any of the Transferred Entities nor any of their respective Principals (as that term is defined by 2 C.F.R. § 180.995), or, to the Knowledge of the Seller, any current employee is or has been suspended or debarred, proposed for debarment or suspension, declared ineligible or determined non-responsive from holding, performing or bidding on any Government Contract, and no such proceeding regarding suspension, debarment, ineligibility or non-responsibility has been commenced or threatened; (ii) no Government Authority nor prime contractor, or subcontractor has notified the Seller Parties or any of the Transferred Entities, as applicable, in writing of any breach or violation of any applicable Law; (iii) neither the Seller Parties nor any of the Transferred Entities has received any written notice of termination for default or cause, cure notice, or show cause notice; (iv) neither the Seller Parties nor any of the Transferred Entities has received any written notice of any audits or investigations by any Government Authority; (v) neither the Seller Parties nor any of the Transferred Entities has been notified of any other claim or other dispute relating to any Government Contract; (vi) neither the Seller Parties nor any of the Transferred Entities has conducted an internal investigation nor made any voluntary or mandatory disclosure to any Government Authority with respect to any irregularity, misstatement, significant overpayment, or actual, alleged or potential violation of Law; and (vii) the Seller Parties and each of the Transferred Entities have complied, in all material respects, with all Laws applicable to Government Contracts and the terms and conditions of (including all representations and certifications relating to) each Government Contract. Except as set forth in Section 6.13, to the Knowledge of the Seller, none of the execution, delivery, or performance of this Agreement will require the novation, assignment, or seeking the consent of a counterparty to any Government Contract under which the period of performance has not yet expired or terminated.

Section 4.14. Compliance with Anti-Corruption Laws.

(a) None of the Seller Parties or the Transferred Entities, nor any director, officer, or employee (in each case, in their respective capacities as directors, officers, or employees of a Seller Party or any Transferred Entity) or, to the Knowledge of the Seller, any agent or other Person acting on behalf of the Seller Parties or the Transferred Entities, has directly or indirectly violated any Anti-Corruption Laws.

(b) None of the Seller Parties or the Transferred Entities, or, to the Knowledge of Seller, any Person acting on behalf of the Seller Parties or the Transferred Entities, has offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (a) to influence any official act or decision of a Government Official; (b) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (c) to induce a Government Official to influence the act or decision of a Government Authority; (d) to secure any improper business advantage; (e) to obtain or retain business in any way related to the Seller Parties or the Transferred Entities; or (f) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(c) At all times during the past five (5) years, the Seller has maintained and enforced policies and procedures designed to promote compliance by the Seller Parties, the Transferred Entities, and any Person acting on behalf of the Seller Parties or the Transferred Entities with the Anti-Corruption Laws.

(d) At all times during the past five (5) years, the Seller has maintained books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the Seller.

Section 4.15. Employee Benefit Plans.

(a) Section 4.15(a) of the Disclosure Schedules lists, as of the date hereof, each material Employee Plan and identifies each such Employee Plan as an Assumed Employee Plan and a Retained Employee Plan.

(b) The Seller Parties have made available to Buyer copies of the following documents with respect to each Assumed Employee Plan (to the extent applicable): (i) the current plan and trust documents and adoption agreement (including any amendments thereto) and the most recent summary plan description and each summary of material modifications thereto; (ii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service with respect to any Assumed Employee Plan intended to be qualified under Section 401(a) of the Code; (iii) any non-routine correspondence with a Government Authority during the past three years; and (iv) the most recent actuarial report or financial statement. With respect to each Retained Employee Plan, Seller has made available to Buyer copies of the most recent summary plan description or a summary or written description of the material terms of each such Retained Employee Plan.

(c) Each Assumed Employee Plan (and, except as would not result in Liability to Buyer, its Subsidiaries or the Transferred Entities, each Retained Employee Plan) has been maintained, funded, administered and operated in accordance with its terms and is in compliance with the requirements of the Code, ERISA and all other applicable Laws in all material respects. Each Assumed Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is entitled to rely upon a favorable determination letter or opinion letter issued by the Internal Revenue Service, and to the Knowledge of Seller, no action or failure to act has occurred that would reasonably be expected to result in the loss of the qualified or exempt status of any such Assumed Employee Plan. There are no claims, lawsuits, investigations, inquiries, audits or arbitrations (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened, involving any of the Assumed Employee Plans and, to the Knowledge of Seller, no fact or event exists that would reasonably be expected to give rise to any such action.

(d) With respect to the Assumed Employee Plans, (i) no Lien, material Tax or other material penalty for which there are any unsatisfied Liabilities has been imposed under the Code, ERISA or any other applicable Law, and there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which any Liabilities are outstanding and (ii) all material contributions, premiums or payments required to be made have been made or, if not yet due, such amounts have been accrued in accordance with GAAP.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will or is reasonably expected to (whether alone or in conjunction with another event, including a termination of employment) (i) result in any payment or benefit becoming due to any Covered Employee or other individual service provider of the Business, (ii) increase any benefits to any Covered Employee or other individual service provider of the Business, (iii) result in the acceleration of the timing of payment, vesting or funding of any payments or benefits to any Covered Employee or other individual service provider of the Business, (iv) result in any restriction on the right of Buyer or its Affiliates or the Transferred Entities to merge, amend, terminate or transfer any Assumed Employee Plan or (v) give rise to payments or benefits that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or that could result in an excise Tax on any recipient under Section 4999 of the Code.

(f) No Employee Plan is, and in the past six (6) years, none of the Seller Parties (with respect to Covered Employees) nor the Transferred Entities have sponsored, maintained, contributed to (or have had any obligation to contribute to) or have or reasonably could be expected to have any Liability with respect to, (i) any plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code, or a defined benefit pension plan, termination indemnity, jubilee payment or similar program in any jurisdiction, (ii) a multiple employer plan within the meaning of Section 4001(a)(3) of ERISA or (iii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) None of the Seller Parties (with respect to Covered Employees) nor the Transferred Entities have or reasonably could have any Liability or obligation in respect of post-retirement or post-service health, medical or life insurance benefits for retired, former or current employees or directors except as required to comply with Section 4980B of the Code or any similar state law provision at the participant’s sole cost.

(h) Each Employee Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code.

(i) There is no Contract, agreement, plan or arrangement that requires a Transferred Entity to pay (or otherwise could create a Liability of a Transferred Entity with respect to) a Tax gross-up, reimbursement or similar payment to any Person (including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G or 4999 of the Code).

(j) All Assumed Employee Plans that are subject to the laws of any jurisdiction outside of the United States (i) have been duly established, maintained, funded, administered and operated in compliance with their governing documents and all applicable Laws; (ii) have obtained from the Government Authority having jurisdiction, with respect to such Assumed Employee Plans, any determination or registration required in order to give effect to such Assumed Employee Plan, (iii) if they are intended to qualify for special tax treatment, satisfy in all material respects the requirements for such treatment and (iv) to the extent providing pension, termination indemnities, long-service awards, jubilee payments, post-termination welfare benefits or similar payments or benefits, are fully funded or book reserved, as applicable, in accordance with GAAP.

(k) No Excluded Participants participate in an Assumed Employee Plan. For purposes of this Agreement, the term “Excluded Participant” shall mean any participant in an Assumed Employee Plan who is not a Covered Employee or Former Employee (or a beneficiary or dependent thereof).

Section 4.16. Labor and Employment.

(a) Section 4.16(a) of the Disclosure Schedules sets forth a complete list of each Covered Employee, and for each such Covered Employee as of five (5) Business Days prior to the date hereof, true and correct information as to the following: (i) name, (ii) job title, (iii) employing entity, (iv) date of hire, (v) rate of base compensation (hourly wage rate or annual salary, as applicable, including any entitlements to severance pay), (vi) target annual bonus and other incentive-based compensation, (vii) status as active or inactive and, if applicable, leave status and anticipated return date (if known), (viii) primary work location (including corporate or facility site, state (if applicable) and country), (ix) exempt or non-exempt status under the Fair Labor Standards Act or similar applicable Law, (x) visa or other work permit status (if applicable), and (xi) whether represented by a Labor Union.

(b) Except as set forth on Section 4.16(b) of the Disclosure Schedules, neither the Seller Parties nor the Transferred Entities are currently using, nor has any of them during the past three (3) years used, the services of any independent contractor, consultant or other natural

Person (other than Covered Employees) in a manner material to the operation of the Business, and, except as would not result in material liability for the Business or the Transferred Entities, have properly classified service providers in accordance with the nature of their legal relationship with each Transferred Entity and the functions actually performed. There are no, and during the past three (3) years have been no, material Actions pending or, to the Knowledge of Seller, threatened relating to the engagement, classification, compensation or termination of any such Person.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, Seller Parties (with respect to the Business) and the Transferred Entities are, and in the past five (5) years have been, in compliance in all material respects with all applicable Laws and Labor Agreements, where applicable, respecting labor, employment, social security and employment practices relating to terms and conditions of employment, employee misclassification, wages, hours, overtime, working conditions, pay equity, civil rights, classification of employees and independent contractors, profit sharing, safety and health, psychosocial risks, subcontracting of work, freedom of association, labor relations and collective bargaining, employment discrimination, payment of social security dues and contributions, data privacy, employment verification, and the payment and withholding of social security and other Taxes, including those of the Mexican Federal Labor Law (Ley Federal del Trabajo), the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the Mexican Retirement Savings System (Sistema de Ahorro para el Retiro), the National Workers’ Housing Fund Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), and the income Tax Law (Ley del Impuesto Sobre la Renta), in respect of the Covered Employees and other individual service providers set forth on Section 4.16(c) of the Disclosure Schedules and the operations of the Business.

(d) Except as set forth on Section 4.16(d) of the Disclosure Schedules, (i) no Covered Employee is represented by a Labor Union in respect of such Person’s employment by the Seller Parties or the Transferred Entities; (ii) none of the Seller Parties nor the Transferred Entities is party to or bound by Labor Agreement, except for Labor Agreements applicable to Covered Employees outside of the United States, in respect of the operations of the Transferred Entities or covering any Covered Employees; (iii) there are, and have been in the past five (5) years, to the Knowledge of Seller, no pending or threatened activities or proceedings of any Labor Union to organize any Covered Employees or otherwise in respect of the operations of the Business; (iv) there are, and have been in the past five (5) years, no unfair labor practice charges, grievances or material labor complaints pending before the National Labor Relations Board or any similar Government Authority or, to the Knowledge of Seller, threatened in respect of the operations of the Business or by or on behalf of any Covered Employees or any Labor Union; and (v) there is, and in the past five (5) years there has been, no strike, call for strikes (emplazamientos a huelga), slowdown, concerted work stoppage, lockout, picketing or other material labor dispute pending or, to the Knowledge of Seller, threatened against the Transferred Entities or by the Transferred Entities affecting the operations of the Transferred Entities, and Seller has no Knowledge of any basis for any such activities or troubles.

(e) Except as set forth on Section 4.16(e) of the Disclosure Schedules, in the past five (5) years, none of the Seller Parties nor the Transferred Entities has announced or undertaken a “plant closing” or “mass layoff” within the meaning of, or otherwise taken any action triggering any notice requirements or Liabilities under, the WARN Act, with respect to any Covered Employees or the operations of the Business.

(f) Seller, its Affiliates and the Transferred Entities have promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, retaliation or policy violation allegations of which any of them is aware with respect to any Covered Employee, Former Employee or other individual service provider listed in Section 4.16(b) of the Disclosure Schedules, and the operations of the Business. With respect to each such allegation with potential merit, Seller, its Affiliates or the Transferred Entities, as applicable, have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. To the Knowledge of Seller, none of Seller, its Subsidiaries or the Transferred Entities reasonably expects any material Liability with respect to any such allegations, and none of Seller, its Subsidiaries or the Transferred Entities is aware of any allegations relating to officers, directors, employees, contractors or agents that, if known to the public, would bring Seller, its Subsidiaries or the Transferred Entities into material disrepute.

(g) There are no material Actions pending against, or to the Knowledge of Seller, threatened by, any current Covered Employee or Former Employee, subcontractor, individual service provider, or Government Authority, against the Transferred Entities, relating to the alleged violation by the Transferred Entities (or any of its respective directors or officers) of any Employee Benefit Plan (other than routine claims for benefits thereunder) or any Laws or Labor Agreements governing employment or termination thereof, fundamental labor rights, sexual harassment or other discriminatory or wrongful conduct in connection with, or arising out of, each Transferred Entities’ obligations either as direct employer, joint employer, sole economic unit, or any other capacity. There are no pending payments, revisions, inspections, penalties, fines liens, charges, surcharges, or other amounts due or owing in connection with the Transferred Entities’ compliance with all applicable Laws in Mexico relating to the employment of labor, social security contributions, collective rights, subcontracting of services, profit sharing, and, to the Knowledge of Seller, no external audit is currently being performed on any Transferred Entity in connection with the foregoing, nor are there facts or circumstances that exist that could reasonably give rise to any such actions.

Section 4.17. Environmental Matters.

(a) The Seller Parties and the Transferred Entities are, and, for the past five (5) years have been, in compliance in all material respects with all Environmental Laws;

(b) the Seller Parties and the Transferred Entities have obtained and are, and, for the past five (5) years have been, in compliance with all Environmental Permits required for the operation or occupation of their properties, assets and Business, except for such noncompliance or failure to obtain which would not be reasonably likely to result in the Seller Parties or Transferred Entities incurring material Liability under Environmental Law with respect to the Business, the Transferred Assets and the Transferred Leased Property;

(c) To the Knowledge of Seller, there are no current facts or conditions that reasonably can be expected to (i) form the basis of any material non-compliance by the Seller or the Transferred Entities with respect to the Business, the Transferred Assets and the Transferred Leased Property with any Environmental Law or Environmental Permit, or (ii) require any of the Seller or Transferred Entities, individually or in the aggregate, to incur material costs to achieve compliance with any Environmental Law or Environmental Permit or (iii) lead to any of the

Transferred Entities’ Environmental Permits to be revoked, suspended, materially adversely modified, withdrawn, or not renewed, or (iv) give rise to any material Environmental Claim or material Liability of the Seller or any Transferred Entity under Environmental Law;

(d) there has been no Release, threatened Release, contamination or disposal of any Hazardous Material by or on behalf of the Seller with respect to the Business or Transferred Entities, or to the Knowledge of Seller, by any other Person, with respect to the Business and including at the Leased Real Property or, to the Knowledge of Seller, any other site or the Environment, that requires or has required reporting, investigation, cleanup or Remediation pursuant to, or could reasonably be expected to give rise to any material Liability or material Environmental Claim of the Seller or any Transferred Entity under any applicable Environmental Law;

(e) none of the Seller, as it relates to the Business, or the Transferred Entities has transported, disposed, treated, generated, or arranged for the transport, treatment or disposal of Hazardous Material at any location such that the Seller or any Transferred Entity is or would reasonably be expected to give rise to any material Environmental Claim or material Liability of the Seller or any Transferred Entity under Environmental Law;

(f) none of the Seller, as it relates to the Business, or Transferred Entities has received any written notice of responsibility, potentially responsible party notice, demand letter, or similar written notice alleging Liability under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) or any analogous state or foreign Environmental Law;

(g) no real property currently or, to the Knowledge of Seller, formerly owned or operated by the Seller which relates to the Business or any Transferred Entity, nor, to the extent arising out of the conduct of the Seller with respect to the Business or Transferred Entities’ Business, to the Knowledge of Seller, any off-site location at which Hazardous Materials generated by the Seller or Transferred Entities with respect to the Business have been Released, transported, treated, stored or disposed, is listed, or, to the Knowledge of Seller, proposed for listing, on the National Priorities List maintained by the U.S. Environmental Protection Agency or any analogous state list of sites requiring investigation or remediation, or is subject to any Order requiring investigation, removal, Remediation or other response action under Environmental Laws, in each case, which would reasonably be expected to result in Seller or Transferred Entities incurring material Liability under Environmental Laws;

(h) none of the Seller or Transferred Entities has (i) received written notice alleging a material violation of, or material Liability under, any applicable Environmental Law, including under the citizen suit provisions of any Environmental Law; or (ii) been subject to or, to the Knowledge of the Seller, threatened with, any material Action or material Order with respect to any Environmental Law or the investigation, sampling, monitoring, treatment, remediation, removal, Release or cleanup of Hazardous Material, in each case of (i) and (ii) that has not been fully resolved;

(i) other than with respect to credit agreements or Leases, none of the Seller or Transferred Entities, in each case with respect to the Business, has assumed any material Liability of any other Person, by contract or otherwise, under any Environmental Law or relating to any Hazardous Material, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any Liability under any Environmental Law or relating to any Hazardous Material;

(j) the Seller has provided or otherwise made available to Buyer true, correct and complete copies of all material environmental, health and safety reports and compliance assessments including any existing Phase I or Phase II environmental site assessment reports for the Leased Real Property in the Company’s possession or control relating to the Leased Real Property or the Transferred Entities or the Business; and

(k) (i) the Seller and the Transferred Entities have paid all duties, rights, taxes or similar contributions (whether federal, state or municipal) relating to the use or supply of water and the discharge or treatment of waste waters, (ii) all water supplied to and used by the Transferred Entities is supplied and used in full compliance with Laws, including tax laws and Environmental Laws, (iii) all wastewater discharged by the Transferred Entities is discharged in full compliance with Laws, including tax laws and Environmental Laws and (iv) in the case of (i), (ii) and (iii), as would not be reasonably likely to result in the Seller Parties or Transferred Entities incurring material Liability under Environmental Law.

Section 4.18. Intellectual Property.

(a) Section 4.18(a) of the Disclosure Schedules contains a list, as of the Agreement Date, of all Business Registered IP. No Action is pending, or to the Knowledge of Seller is threatened, challenging the validity, enforceability, registration, ownership, or scope of any Business Registered IP. Each item of Business Registered IP that is material is subsisting (unless otherwise noted in Section 4.18(a) of the Disclosure Schedules), and to the Knowledge of Seller, each item of registered or issued Business Registered IP that is material to the Business is valid and enforceable. A Seller Party or Transferred Entity exclusively owns each item of material Business Registered IP, and all other material Business Intellectual Property, free and clear of all Liens (other than Permitted Liens, and subject to entry of the Sale Order).

(b) No Seller Party (with respect to the Business) and no Transferred Entity has, in the past three (3) years, infringed, misappropriated, diluted, or otherwise violated any Intellectual Property owned by any third party, and to the Knowledge of Seller, no third party is currently infringing, misappropriating, diluting, or otherwise violating any Business Intellectual Property; in each case, in any material respect. No Action is pending, or to the Knowledge of Seller has been threatened in the past three (3) years alleging that any Seller Party (with respect to the Business) or any Transferred Entity has infringed, misappropriated, diluted, or otherwise violated the Intellectual Property of any other Person in any material respect.

(c) The Seller Parties (with respect to the Business) and the Transferred Entities have used commercially reasonable efforts to protect the confidentiality of all material Trade Secrets and other material confidential information owned or held by them. To the Knowledge of Seller, no such Trade Secret or confidential information (other than Trade Secrets and confidential information owned or held by the Seller Parties that are unrelated to the Business) has been disclosed by the Seller Parties or Transferred Entities to any Person, other than to Persons subject to contractual, legal, or legally binding ethical or professional obligations to maintain the confidentiality thereof. Each Person who has contributed to the development of any material Intellectual Property purported to be owned by a Transferred Entity or otherwise included in Business Intellectual Property has assigned to a Seller Party or such Transferred Entity all of such Person’s right, title and interest in and to such Intellectual Property, except where ownership thereof vests in such Seller Party or Transferred Entity by operation of Law.

(d) No source code for the material Software included in the Business Intellectual Property (“Business Software”) has been disclosed or otherwise made available to any Person who is not an employee or contractor engaged by a Seller Party or Transferred Entity, who requires access to such source code in connection with their employment or engagement, and who is subject to written obligations to maintain the confidentiality of such source code. The Transferred Entities possess the source code for the Business Software together with such documentation as is reasonably necessary to enable competent programmers to maintain, support, further develop, and otherwise modify the Business Software. No Transferred Entity is required by Contract to provide or otherwise make available to any third party, or to escrow with any third party, any portion of the Business Software source code. No Business Software that incorporates, links with, or otherwise uses any Open Source Software is distributed or accessed in a manner that, pursuant to the terms of an Open Source Software license, (i) requires the disclosure, licensing or distribution of any source code of such Business Software to licensees, end-users or the public, (ii) requires the Seller Parties or Transferred Entities to permit licensees or end users to create derivative works of any Business Software, or (iii) restricts the Seller Parties or the Transferred Entities from charging fees to licensee or end users of such Business Software.

(e) The Business Systems of the Transferred Entities are in good working condition, operate in all material respects as required for the conduct of their businesses, and have not materially malfunctioned or failed in the past two (2) years. The Seller Parties and Transferred Entities employ commercially reasonable measures to protect the integrity and security of the Business Systems and the data stored or contained therein or processed thereby. To the Knowledge of Seller, there has been no security breach or other unauthorized access to the Business Systems in the past two (2) years that has resulted in any unauthorized access, use, disclosure, deletion, destruction, modification, corruption, or encryption of any material data or information stored or contained therein or processed thereby.

Section 4.19. Real Property.

(a) No Seller Party or Transferred Entity owns a fee interest in any real property.

(b) Section 4.19(b) of the Disclosure Schedules sets forth a complete and accurate description of (a) all Leased Real Property, (b) the Seller Party or Transferred Entity that holds a right or interest in such Leased Real Property, and (c) a description of the leases and subleases pursuant to which each Seller Party or Transferred Entity holds such interests, together with all amendments, waivers and guaranties relating thereto (such leases, subleases, easement agreements and other instruments, together with all amendments, waivers and guaranties thereto, collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. The applicable Seller Parties and Transferred Entities identified on such schedule hold a good and valid interest in the Leased Real Property pursuant to the Leases, in each case, subject to the Sale Order, free and clear of all Liens, except Permitted Liens. Each Lease is (i) valid, in full force and effect, and constitutes a valid and legally binding obligation of the applicable Seller Party or Transferred Entity and, to the Knowledge of Seller, of each other party thereto, and (ii) enforceable against such Seller Party or Transferred Entity and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Seller Party or Transferred Entity nor, to the Knowledge of Seller, any other party to any Lease is in breach or default thereunder, nor does any condition or circumstance exist which, with notice and/or passage of time, would constitute a default by any Seller Party or Transferred Entity or, to the Knowledge of Seller, any other party, under such Lease.

(c) No Seller Party owns, leases or otherwise holds any rights or interests in any real property used in connection with the operation of the Business other than the Transferred Leased Real Property. No Transferred Entity owns, leases or otherwise holds any rights or interests in any real property other than the Leased Real Property.

(d) Neither Seller Party nor any Transferred Entity has received written notice of any, and to the Knowledge of Seller there is no, default under any restrictive covenants or other Liens encumbering or pertaining to the Leased Real Property, or any portion thereof.

(e) Except for Permitted Liens and except as set forth on Section 4.19(e) of the Disclosure Schedules, no Seller Party or any Transferred Entity has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. No Seller Party or Transferred Entity is a party to any agreement granting another party a purchase option, right of first refusal or other contractual right obligating such Seller Party or Transferred Entity to sell, assign, encumber or dispose of any of its right or interest in any Leased Real Property. Except as set forth on Section 4.19(e) of the Disclosure Schedules, no Seller Party nor Transferred Entity is a party to any options, contracts or agreements pertaining to the purchase, sale or transfer of any rights or interests in real property.

(f) There is no pending or, to the Knowledge of Seller, threatened or contemplated condemnation or similar proceeding affecting the interests of any Seller Party or Transferred Entity in the Leased Real Property or any portion thereof.

Section 4.20. Taxes.

(a) All material Tax Returns required to have been filed by or with respect to any Seller with respect to the Transferred Assets or with respect to any Transferred Entity have been duly and timely filed (taking into account permitted extensions) in accordance with all applicable Laws, and all such Tax Returns were true, correct and complete in all material respects.

(b) All material Taxes required to have been paid by any Transferred Entity or (if and to the extent Buyer could be held responsible for such Taxes under applicable law, including as a transferee or successor) with respect to the Transferred Assets (whether or not shown as due on any Tax Return) have been duly and timely paid, or withheld and remitted, to the appropriate Taxing Authority, other than any asserted claims for Taxes of a Seller filed by any Taxing Authority with the Bankruptcy Court.

(c) No Transferred Entity is subject to, nor has it received written notice of, any current or pending Tax audit, examination, claim, proceeding or any similar action being conducted by any Taxing Authority with respect to any material amount of Taxes or material Tax Returns (other than any such audit, examination or similar action which has been concluded). There are no Liens on any of the Transferred Assets other than Permitted Liens.

(d) Each Transferred Entity has collected, withheld and duly paid over to the proper Taxing Authority all material Taxes required to have been collected, withheld and paid over in connection with amounts paid or owing to any third party, including all Taxes required to be withheld, collected or paid in respect of payments to employees and independent contractors.

(e) No Transferred Entity has waived or extended any statute of limitations in respect of a material amount of Taxes (other than in the ordinary course) or agreed to any extension of time with respect to a Tax assessment or deficiency and no such request for any extension or waiver is currently pending.

(f) The Transferred Entities are not party to any Tax sharing agreement (other than an agreement the primary purpose of which is not Taxes) nor are any of them otherwise liable for a material amount of the Taxes of any other Person (including by reason of Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign Law).

(g) No Transferred Entity conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), or operates or conducts business through any branch, or is otherwise subject to taxation in any country other than the country of its formation.

(h) The Transferred Entities are in compliance in all material respects with all escheat or unclaimed property Laws and do not have any material liability to any Taxing Authority under any such Law.

(i) Each Transferred Entity is, and has been at all times since its formation, properly classified as a corporation for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes.

(j) The Transferred Entity has no material outstanding or contingent liabilities in respect of import duties, customs taxes, VAT, penalties, surcharges, or interest arising from the importation of goods, whether as a result of audits, reclassifications, valuation adjustments, changes in import regime, or otherwise.

(k) The Transferred Entities have duly complied with all applicable requirements, conditions and obligations necessary to apply for, obtain, maintain and benefit from any Tax incentives, exemptions, credits, subsidies or similar Tax benefits.

(l) To the Seller Parties’ Knowledge, no Transferred Entity has received a CFDI (comprobante fiscal digital por internet) issued by a third party that has been assessed by the Governmental Authority to fall under the scope of Article 69-B of the Mexican Federal Fiscal Code; provided that if any Transferred Entity has received such CFDI, either it did not give tax effects to the associated CFDI or it evidenced to the Governmental Authority that the services or goods were effectively provided. The CFDIs issued in favor of any of the Transferred Entities support real bona fide and existing transactions carried out in the ordinary course of business. All the transactions concluded by the Transferred Entities correspond to transactions of goods and services that were effectively delivered and provided, and the Transferred Entities, as applicable, have the necessary elements to prove the materiality of such transactions.

(m) All of the Transferred Entities have properly calculated, gathered and maintained all required information and documentation for inventory, assets, debts and Taxes, financing, including documentation relating to the correct determination of Tax deductions, pro-rata expenses, credits, offsets, income, balances for, as applicable, CUFIN (Cuenta de Utilidad Fiscal Neta), and CUCA (Cuenta de Capital de Aportación), interest, dividends distributed, capital contributions and redemptions, and net operating losses accounts as provided under applicable Law, capitalization of liabilities, each updated according to applicable Law. Any and all distributions and capital increases, decreases or reimbursements made by any of the Transferred Entities before the Closing have been done in compliance with applicable Law.

(n) All of the Transferred Entities have complied with its income Tax and value added Tax obligations with respect to any subcontracting structure, specialized services, specialized works, or payroll services, including without limitation, by having the necessary information as required by the Mexican Income Tax Law and the Mexican Value Added Tax Law to sustain the deductibility for income tax purposes and the credit for value added tax purposes, and complying with the obligation to withhold and pay value added Tax in accordance with Article 1-A of the Value Added Tax Law, whenever such obligations were in force.

(o) All of the Transferred Entities, when applicable, have complied with their obligations regarding the disclosure of any reportable scheme pursuant to Title VI of the Mexican Federal Fiscal Code and all their legal acts have had a business reason as mandated by article 5-A of the Mexican Federal Fiscal Code.

(p) The corresponding Transferred Entity holds a valid authorization under the IMMEX Program, is in due compliance with any foreign trade, VAT and general tax obligations under such regime, including articles 181 and 182 of the Mexican Income Tax Law, and therefore, no permanent establishment exposure is or has been triggered for the foreign entities, including the Seller Parties entering into contract manufacturing agreements or any other agreements with the Transferred Entity that may affect its Tax position.

Section 4.21. Data Privacy

(a) For the past three (3) years, the Transferred Entities, and to the Knowledge of Seller, all affiliates or third parties with respect to the Processing of Personal Information on behalf of the Transferred Entities (collectively, “Data Partners”), have materially complied with all applicable (i) Privacy Laws, and (ii) published, publicly posted, and written internal policies, notices, and/or statements related to privacy, security, or the Processing of Personal Information (each, a “Privacy Policy”) (collectively, the “Privacy Requirements”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information.

(b) The execution, delivery, and performance of this Agreement and the Transactions by the Transferred Entities do not and will not: (i) materially conflict with or result in a material violation or breach of any Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business of the Transferred Entities; (iii) give rise to any right of termination or other right to impair or limit the Buyer’s rights to own and Process any Personal Information necessary for the operation of the Transferred Entities’ business, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business of the Transferred Entities; or (iv) otherwise materially prohibit the transfer of Personal Information to the Buyer.

(c) The Transferred Entities have at all times in the past three (3) years implemented, maintained, and complied with, and have required material Data Partners to have, commercially reasonable technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, that are designed to protect Personal Information against Security Incidents. The Transferred Entities have not identified any high risk or critical vulnerabilities in the Business Systems that have not been fully remediated in all material respects. In the past three (3) years, neither the Transferred Entities nor, to the Knowledge of Seller, any Data Partner with respect to its Processing of Personal Information on behalf of the Transferred Entities, has experienced any Security Incidents.

(d) In relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, the Transferred Entities have not (i) notified or been required to notify any Person, or (ii) received any material written notice, inquiry, request, claim, complaint, correspondence or other communication from any Person, or, to the Knowledge of Seller, been the subject of any investigation or enforcement action by, any Governmental Authority. To the Knowledge of Seller, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

Section 4.22. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Disclosure Schedules), none of the Seller Parties or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller Parties, the Transferred Entities or any of their respective Affiliates, including any representation or warranty regarding any Seller Party, any Transferred Entity or any other Person, the Transferred Equity Interests, any Assets, any Transferred Assets, any Liabilities of any Seller Party or Transferred Entity, including any Assumed Liabilities, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Seller Parties hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of any Seller Party, any Transferred Entity or any other Person, including any of their respective Representatives. Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Disclosure Schedules), each Seller Party hereby (a) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Transferred Assets, the Assets or the Business, and (b) disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of the Seller Parties or the Transferred Entities, respectively), including omissions therefrom. Without limiting the foregoing, no Seller Party makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the probable success, profitability or value of the Transferred Entities, the Transferred Assets or the Business. The disclosure of any matter or item in any Disclosure Schedule or other schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 5.01. Formation and Authority of Buyer; Enforceability. Buyer is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer (including the consummation of the Buyer Transactions) have been duly authorized by all requisite corporate or organizational action on the part of Buyer, and no shareholder or other similar approval is required in connection with Buyer’s execution, delivery and performance of the Buyer Transaction Agreements. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02. No Conflict. Provided that all Consents, waivers and other actions described in Section 5.03 have been obtained, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:

(a) violate, breach or conflict or result in a violation, breach or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of the Buyer;

(b) violate, breach or conflict or result in a violation, breach or conflict any Law or Order applicable to the Buyer in any material respect; or

(c) violate or conflict with, result in any breach of, or constitute a violation or default (or, any event that, with notice or lapse of time, or both would constitute a default) under, or give to any Person any right to terminate, accelerate or cancel, or result in any material loss under, or the creation of any Lien on any assets or properties of Buyer pursuant to, any Contract to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such conflicts, violations, terminations, cancellations, breaches, defaults, accelerations, or Liens as would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.03. Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not require any material Consent, waiver or other action by, or any material filing with or notification to, any Government Authority by Buyer, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws or (b) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.04. Absence of Restraints and Actions. There are no Actions pending that would materially adversely affect or delay in any material respect Buyer’s ability to perform its obligations under the Buyer Transaction Agreements or to consummate the Transactions contemplated by the Buyer Transaction Agreements.

Section 5.05. Financial Ability. Buyer has, and will have at the Closing, (a) sufficient immediately available funds and the financial ability to pay the Purchase Price, all Cure Costs up to the Cure Costs Cap, and any costs expenses incurred by Buyer pursuant to, or in connection with the negotiation, execution or performance of the Transaction Agreements and (b) the resources and capabilities (financial and otherwise) to perform its obligations under the Buyer Transaction Agreements. Buyer has not incurred, and is not contemplating or aware of, any obligation, commitment, restriction or other Liability of any kind, in each case that would impair or adversely affect such resources, funds or capabilities.

Section 5.06. Brokers. Except for fees and expenses of Guggenheim Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with the Transactions. Buyer is solely responsible for the fees and expenses of Guggenheim Securities.

Section 5.07. Investigation. Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning, the Transferred Entities, the Transferred Equity Interests, the Assets, the Liabilities of the Transferred Entities, the Transferred Assets, the Assumed Liabilities, the Business and the Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements and (b) has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Seller Parties, the Transferred Entities, the Transferred Equity Interests, the Assets, the Liabilities of the Transferred Entities, the Transferred Assets, the

Assumed Liabilities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements, as it has requested or otherwise requires to enter into this Agreement. Buyer further acknowledges and agrees that (x) the only representations and warranties made by Seller are the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Schedules) and Buyer has not relied upon, and will not rely upon, any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Seller or any of its Affiliates, any Representatives of Seller or any of its Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Seller’s Bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in Article IV (as modified by the Disclosure Schedules), subject to the exclusive remedies set forth herein. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Transferred Entities, the Assets, the Business, the Transferred Assets and the Assumed Liabilities are being transferred on a “where-is” and, as to condition, “as-is” basis subject to the representations and warranties contained in Article IV (as modified by the Disclosure Schedules) without any other representations or warranties of any nature whatsoever.

Section 5.08. Securities Matters. The Transferred Equity Interests are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Equity Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Transferred Equity Interests. Buyer acknowledges that the Transferred Equity Interests have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Transferred Equity Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Conduct of Business Before the Closing. Buyer acknowledges that the Seller Parties and the Transferred Entities are operating the Business in the context of the Bankruptcy Cases. Subject to the foregoing, except (a) as required by applicable Law, by Order of the Bankruptcy Court or to the extent required in connection with the Bankruptcy Cases, (b) as required by the terms of any Transaction Agreement or (c) for matters identified on Section 6.01 of the Disclosure Schedules, during the Pre-Closing Period:

(i) Seller Parties shall, and shall cause the Transferred Entities to, use commercially reasonable efforts to operate the Business in the ordinary course of business, consistent with past practice in all material respects, including but not limited to maintaining the Transferred Assets and the Assets in their current condition (subject to ordinary wear and tear) and, preserving in all material respects the present business operations, organization and goodwill of the Business, and the present relationships with material customers and material suppliers of the Business; and

(ii) unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller Parties will, and will cause the Transferred Entities to, solely with respect to the Business and the Transferred Entities, not do any of the following:

(A) grant any Lien on the Transferred Equity Interests or any Assets or Transferred Assets (in each case, whether tangible or intangible), in each case, other than a Permitted Lien or a Lien that will be discharged at or prior to the Closing;

(B) make any dividend or distribution on the capital stock of any Transferred Entity;

(C) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;

(D) sell, assign, lease, or otherwise transfer or dispose of any Assets or Transferred Assets, other than (i) inventory, products, inputs, materials, immaterial obsolete equipment and other assets, in each case, in the ordinary course of business, (ii) Business Intellectual Property (which is subject to Section 6.01(ii)(G)) or (iii) as required by a Government Authority;

(E) except for any such Debt or guaranty that will be discharged at or prior to the Closing or customer advances, incur or issue any Debt (other than Accrued Taxes), or, except to the extent necessary in connection with the Bankruptcy Cases, assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;

(F) issue or sell any additional shares of, or other equity interests in, the Transferred Entities, or securities convertible into or exchangeable for such shares or equity interests (other than, in each case, the issuance or sale of shares of, or other equity interest in, one Transferred Entity to another Transferred Entity), or issue or grant any options, warrants, calls, equity compensation awards (including related to equity securities of the Seller Parties), subscription rights or other rights of any kind to acquire such shares, other equity interests or securities;

(G) sell, transfer, license, allow to lapse, or otherwise dispose of any Business Intellectual Property owned by a Seller Party other than (x) a Permitted Lien incurred in the ordinary course of business, (y) non-exclusive licenses granted in the ordinary course of business or (z) with respect to immaterial or obsolete Business Intellectual Property;

(H) Amend, terminate or enter into any Material Contract, except with respect to any such contract or commitment that is amended, terminated or entered into in the ordinary course of business or with the prior written consent of Buyer;

(I) (1) increase or promise to increase, or accelerate the vesting, payment or funding of any compensation or benefits (including wages, salaries, or bonuses) payable to any Covered Employee or other individual service provider except, with respect to employees whose annual base salary is less than $150,000, other than increases consistent with the annual budget of the applicable Seller Party or its Affiliates (as applicable) that has been provided to Buyer prior to the date hereof or (2) adopt, establish, amend or terminate any Assumed Employee Plan (or, with respect to the Covered Employees or other individual service providers of the Business, any other Employee Plan), or any agreement, plan, policy or arrangement that would constitute an Employee Plan if it were in existence on the date hereof, or increase or promise to increase any benefits thereunder except as required by Law or as a result of broad-based changes to group healthcare benefits made in the ordinary course of business consistent with past practice and applied across Seller’s Affiliates to substantially all of Seller and its Affiliates’ similarly situated employees;

(J) (i) hire, promote, demote or terminate (other than for cause) any Covered Employee (except for hiring new, non-officer employees in the ordinary course of business to replace Covered Employees who terminate following the date hereof or the hiring of employees whose annual base salary is less than $150,000) or (ii) internally transfer any employee of Seller or any of its Affiliates in a manner that affects whether such employee is or is not classified as a Covered Employee;

(K) solely with respect to the Transferred Entities, (1) make, change or revoke any material Tax election of any Transferred Entity, (2) settle or compromise any action or proceeding regarding a material amount of Taxes of a Transferred Entity, (3) change an annual accounting period or any method of Tax accounting of a Transferred Entity, (4) amend any Tax Return of a Transferred Entity with respect to a material amount of Taxes, (5) prepare any Tax Return of a Transferred Entity in a manner not consistent with past practices, (6) enter into any closing agreement with a Taxing Authority with respect to a Transferred Entity or (if such agreement would be binding on Buyer) with respect to a Transferred Asset, (7) surrender any right to claim a material refund, offset or other reduction of Taxes of a Transferred Entity, (8) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment with respect to a Transferred Entity or (if such extension or waver would bind Buyer) a Transferred Asset, (9) incur any material liability for Taxes of a Transferred Entity outside the ordinary course of business, or (10) enter into any Contract in respect of any material amount of Taxes with any Taxing Authority that would bind a Transferred Entity or Buyer;

(L) with respect to the Business, take or announce any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements or liability under, the WARN Act;

(M) except (x) as required by the terms of any Assumed Employee Plan or any Contract or Labor Agreement in existence on the Agreement Date that has been provided to Buyer, or (y) as required by applicable Law, (A) recognize any Labor Union as the bargaining representative for any Covered Employee, (B) enter into, amend, extend, or terminate any Labor Agreement, (C) recognize any Labor Union as the bargaining representative for any Covered Employees, or (D) make any statement or take any action that would cause Buyer or its Affiliates to be a “perfectly clear successor” (as defined by the National Labor Relations Board and courts interpreting the National Labor Relations Act) to any bargaining relationship with any Labor Union;

(N) assign, desist, not obtain, not renew, not comply with or allow any terminate, expire or lapse any material Permit, including material Environmental Permit, other than in the ordinary course of business;

(O) other than settlements, comprises or waivers which otherwise (x) results in a full release of the applicable Seller or with respect to the claims giving rise to such Action or Order or (y) involves the payment of Liabilities reflected or reserved against in full in the financial statements filed by Seller with the U.S. Securities Exchange Commission from time to time, settle, compromise, or waive any material claims related to the Business, the Transferred Assets, the Transferred Entities, or the Assumed Liabilities without the Buyer’s consent;

(P) terminate or materially amend any Transferred Executory Contract or any Contract on the Available Contract Schedule without Buyer’s consent other than in the ordinary course;

(Q) release, return, or allow the setoff of any security deposits, adequate assurance deposits, or similar collateral related to the Business or any Transferred Executory Contract other than in the ordinary course; or

(R) enter into any legally binding commitment with respect to any of the foregoing.

Section 6.02. Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice to the Seller, Seller shall, and shall cause each of the other Seller Parties and the Transferred Entities to, at the sole cost and expense of Buyer, (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the properties, executive-level personnel (solely for the purpose of planning go forward business), books and records and other documents and data of the Business, (ii) furnish to the Representatives of Buyer such additional financial and operating data and other information regarding the Business as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the Transactions, and (iii) make available to Buyer and its Representatives, during normal business hours, those directors, officers, employees, auditors, accountants and other Representatives of the Seller Parties and the Transferred Entities, except, in the case of (i), (ii) and (iii), as set forth in Section 6.02(b).

(b) Notwithstanding anything in this Agreement to the contrary,

(i) (A) in no event shall the Seller Parties, the Transferred Entities or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law (including Privacy Law), or any Order of the Bankruptcy Court, (2) information the disclosure of which would (in the good faith judgment of the Seller’s or Transferred Entity’s legal counsel) violate, impair, jeopardize or result in the loss of attorney client, work product or similar privileges available to any of the Seller Parties, the Transferred Entities or any of their respective Affiliates relating to such information, or (3) information the disclosure of which would cause any Seller Party, any Transferred Entity or any of their respective Affiliates to breach a confidentiality obligation to which it is bound and (B) any access or investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Seller Parties, the Transferred Entities or any of their respective Affiliates or the Business; provided, that to the extent reasonably practicable, Seller Parties, the Transferred Entities and their respective Affiliates shall use commercially reasonable efforts to provide access to such information in a redacted form or through alternative means that would permit disclosure to Buyer whilst maintaining compliance with the restrictions set forth in the foregoing clauses (1) through (3);

(ii) the auditors and accountants of any of the Seller Parties, the Transferred Entities or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(iii) prior to the Closing, Buyer and its Representatives shall not conduct any sampling or testing of soil, groundwater, air or other environmental media of any Seller Party or Transferred entity.

Section 6.03. Confidentiality. Buyer acknowledges that the Confidential Information and Transaction Information (each as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including information provided under Section 6.02, is subject to the Confidentiality Agreement and the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate. If for any reason the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, that the term of the Confidentiality Agreement as set forth therein shall be amended to refer to twelve (12) months from the date of termination of this Agreement. For the avoidance of doubt, the provisions in the Confidentiality Agreement which by their terms survive the termination of the Confidentiality Agreement shall continue in full force and effect in accordance with their terms (as modified by the previous sentence).

Section 6.04. Regulatory Approvals.

(a) Buyer and Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to make all required filings and promptly obtain all Consents, Permits and Orders of all Government Authorities (other than any action of the Bankruptcy Court, which is governed exclusively by Article VIII) that are necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the Transactions) (collectively, the “Government Approvals”).

(b) Each of the Parties shall make or cause to be made any filings required pursuant to Antitrust Laws with respect to the Transactions as soon as reasonably practicable. Buyer and Seller shall, and shall cause their respective Affiliates to, take commercially reasonable steps to resolve as soon as reasonably practicable, any inquiry or investigation by any Government Authority relating to the Transactions under any Antitrust Law. In connection with any such inquiry or investigation, Buyer and Seller further agree to respond as promptly as reasonably practicable to any request from a Government Authority for additional information and documentary material pursuant to applicable Law, including any other Antitrust Law. Buyer and Seller shall not withdraw any filing required by Antitrust Law, enter into any agreements to extend any waiting period under any Antitrust Law or enter into any agreements to delay or not to consummate the Transactions, without the prior written consent of the other Party. Each Party shall promptly inform the other Party of any substantive communication (whether oral or written) made to, or received by, such Party (or any of their Affiliates) from any Government Authority regarding the Transactions, and promptly provide a copy of any such substantive written communication, or a written summary of any such oral communication, to the other Party. Materials provided to the other Party may be (A) designated by the providing Party as restricted to “Outside Antitrust Counsel Only” and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the receiving Party without written approval of the providing Party, and (B) redacted as necessary to comply with contractual arrangements, and as necessary to address reasonable privilege or confidentiality concerns. All filing fees payable to Government Authorities related to any filings under any Antitrust Laws shall be borne by Buyer.

(c) Buyer shall, and shall cause its Affiliates to, promptly take commercially reasonable actions to the extent necessary to eliminate impediments under any Antitrust Law that may be asserted by any Government Authority or any other Person in opposition to the consummation of any of the Transactions, so as to enable the Parties to consummate the Transactions as promptly as reasonably practicable; provided, that, notwithstanding anything to the contrary in this Section 6.04 or otherwise in this Agreement, Buyer and its Affiliates shall not be required to offer, propose, negotiate, agree to, consent to or effect, by consent decree, hold separate order or otherwise, (i) any payment or concession (financial or otherwise), or (ii) any divestiture, transfer, license or other disposition of any assets, licenses, properties, operations, rights, product lines, businesses, interests or shares.

(d) No Party shall agree to participate in any substantive meeting or discussion (including by phone) with any Government Authority in respect of the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Government Authority, gives the other Parties the opportunity to attend and participate at such meeting or discussion (including by phone). The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Buyer shall, in reasonable consultation with Seller, control and direct the process by which the Parties seek to avoid or eliminate impediments under any antitrust, competition, trade regulation or foreign investment regulation Law, including by directing the strategy and making final determinations related to the review or investigation of the Transactions by any Government Authority unless the applicable Government Authority requests to communication exclusively with one Party. Nothing in this Section 6.04(d) shall be applicable to Tax matters.

(e) Buyer shall not acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any Person or portion thereof if such acquisition or agreement would reasonably be expected to have the effect of materially delaying the consummation of the Transactions.

(f) Actions or agreements taken by Buyer pursuant to this Section 6.04 shall under no circumstances be considered a Material Adverse Effect.

Section 6.05. Third Party Consents. Each Party agrees to cooperate and use commercially reasonable efforts to obtain any other consents and approvals from any third person other than a Government Authority that may be required in connection with any Transaction (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, no Party or any of its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain primarily, secondarily or contingently liable for any Assumed Liability) to any third party to obtain any such Third Party Consent. For the avoidance of doubt, no representation, warranty or covenant of any Seller Party contained in any Transaction Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (a) the failure to obtain any Third Party Consents or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consents.

Section 6.06. Intercompany Obligations. Seller shall take or cause to be taken such action and make or cause to be made such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations other than (a) pursuant to the Transaction Agreements, or (b) as set forth on Section 6.06 of the Disclosure Schedules between the Transferred Entities, on the one hand, and Seller and its respective Affiliates (other than the Transferred Entities), on the other hand. Nothing in this Section 6.06 shall require Seller to terminate or cancel any intercompany obligations exclusively between or among the Transferred Entities.

Section 6.07. TPI Spain 2024 and 2025 annual accounts. The Seller shall take, or cause to be taken, all actions necessary to ensure that, as of the Closing Date, the annual accounts of TPI Spain for the financial years 2024 and 2025 have been duly deposited with the Spanish Commercial Registry of Madrid.

Section 6.08. Cooperation. During the Pre-Closing Period, each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions,

including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party.

Section 6.09. Bulk Transfer Laws. The Seller Parties will not comply with the provisions of any bulk transfer Laws or similar Laws (including under any Tax Laws) of any jurisdiction in connection with the Transactions and Buyer hereby waives all claims related to the noncompliance therewith; provided that the Sale Order shall include a finding that no bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the Transactions and a finding and injunction that the Transactions are free and clear of any Liens, claims, or interests arising under any bulk transfer or similar Laws and that Buyer shall not be deemed a successor or transferee under any such Laws.

Section 6.10. Employee Matters.

(a) Employment of All Covered Employees.

(i) The Parties shall, and shall cause their respective Controlled Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, all Labor Unions that represent a Covered Employee.

(ii) Subject to Section 6.10(b), all Covered Employees (including those who are not actively at work on the Closing Date due to a temporary furlough, leave of absence or disability), who do not automatically become employees of Buyer or a Subsidiary of Buyer by operation of Law (including by virtue of remaining an employee of a Transferred Entity) shall receive from Buyer or an Affiliate of Buyer a written offer of employment, to commence immediately following (and subject to) the Closing no later than one (1) Business Day prior to the Closing Date. Such offer of employment may be made in the form of a welcome letter that deems employees who do not expressly reject the offer of employment and remain actively at work following the Closing Date as having accepted the offer. Seller shall use reasonable best efforts not to discourage any such Covered Employees from accepting the employment offer of Buyer or its Affiliates. Each offer of employment made by Buyer or an Affiliate of Buyer to a Covered Employee shall provide for (A) a comparable position at a same or nearby geographic work location and (B) shall contain terms and conditions of employment consistent with Section 6.10(e). For purposes of this Section 6.10, any Covered Employee who becomes employed by Buyer or an Affiliate of Buyer in accordance with this Section 6.10 is referred to as a “Transferred Employee.”

(b) Buyer and Seller acknowledge that certain Transferred Employees will require a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with Buyer or its applicable Affiliate on or after the Closing Date (each, a “Sponsored Employee”) and Buyer and Seller agree that Buyer shall not be obligated to employ such Sponsored Employee until such date that such permit or approval is obtained (provided that such date occurs within one year following the Closing Date), in which case, for all purposes of this Agreement, the date of commencement of employment with Buyer or its subsidiaries shall be substituted for the term “Closing Date” (or terms of similar import), wherever such term appears, except for purposes of Section 6.10(e) or where the context requires otherwise. With respect to each Sponsored Employee, from the Closing Date until the earlier of (x) the Wind-Up Date, (y) the date upon which Buyer employs such Sponsored Employee, (z) the date upon which such Sponsored Employee’s employment with the Seller Parties or their Affiliates is terminated (the “Sponsor Period”), the Seller Parties (or their respective Affiliates, as applicable) shall not terminate such Sponsored Employee (except with the consent of Buyer (not to be unreasonably withheld), for cause) and shall make such Sponsored Employee’s services available to Buyer, provided, that, during the Sponsor Period, (i) Buyer shall reimburse the Seller Parties for all costs, expenses and Liabilities incurred by the Seller Parties (or their respective Affiliates) arising from the employment of such Sponsored Employee (including all salary, wages, benefits, and all other employment-related costs) that Buyer would have otherwise borne under this Agreement if such Sponsored Employees were Transferred Employees as of the Closing Date, on a dollar-for-dollar pass-through basis without markup and (ii) the Seller Parties shall invoice Buyer in advance on a monthly basis (or such other interval as the Buyer and Seller Parties may agree) for all estimated costs, expenses and liabilities anticipated to be incurred during the following billing period, and Buyer shall pay each such invoice in advance of such period, as soon as practicable, but in any event within fifteen (15) days of receipt. Any overpayment resulting from the difference between estimated and actual costs, expenses and liabilities for a billing period shall be reconciled and credited against the next invoice. During the period from the date hereof through the Closing Date, Seller and Buyer shall cooperate in good faith to identify and implement a mutually acceptable solution to preserve the immigration status of each Sponsored Employee, which solution may include, without limitation, (i) Buyer purchasing the equity of a wholly owned subsidiary of a Seller Party, (ii) alternative visa sponsorship arrangements, (iii) secondment or other transitional employment arrangements, or (iv) such other arrangements as the Parties may agree.

(c) Buyer agrees to provide or cause to be provided any required notice under the WARN Act with respect to any “plant closing” or “mass layoff” or similar event affecting Transferred Employees and occurring after the Closing Date.

(d) Employees and Employee Plans.

(i) Liabilities. Effective as of the Closing, (A) Buyer shall, or shall cause an Affiliate (including the Transferred Entities) to, assume or retain, as the case may be, (i) any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Transferred Employee, including, without limitation, all Liabilities related to recruitment, hiring, employment, engagement, compensation, benefits, workplace practices, labor relations, occupational health and safety, termination post-employment obligations, severance or notice or other similar payments or benefits (including under the WARN Act), accrued and unused vacation, sick days and paid time off against any Seller Party or Transferred Entity, irrespective of when such claims are made, but in each case, excluding the Excluded Employee Liabilities and (ii) severance obligations with respect to Non-Offered Covered Employees, and (B) Seller shall, or shall cause an Affiliate (other than a Transferred Entity) to, assume or retain, as the case may be, any and all Excluded Employee Liabilities (contingent or otherwise). For the avoidance of doubt, notwithstanding anything to the contrary herein, all Excluded Employee Liabilities shall be Excluded Liabilities. To the extent applicable Law requires, as a result of the Closing, any Seller Party to pay out to any Covered Employee the value of such employee’s accrued but unused vacation or paid time off as of the Closing Date, Buyer shall reimburse Seller for the full amount of any such payments (including any associated payroll Taxes, to the extent actually incurred in connection therewith).

(ii) Employee Plans. Effective as of the Closing, Buyer shall, or shall cause an Affiliate to, assume (or retain) each Assumed Employee Plan and all Liabilities arising with respect to each such Assumed Employee Plan. The Seller Parties shall retain each Retained Employee Plan (which shall be sponsored solely by the Seller Parties and their Affiliates (and not a Transferred Entity or Buyer or any of its Affiliates) as of the Closing) and any Liabilities arising under such Retained Employee Plans shall be Excluded Liabilities. Prior to the Closing Date, Buyer shall use commercially reasonable efforts to establish successor plans to the Retained Employee Plans in which U.S.-based Covered Employees participate (each, a “Successor Plan”) to the extent necessary to comply with Section 6.10(e). In the event that a Successor Plan has not been established as of the Closing Time, the parties will negotiate in good faith to enter into a transition services agreement for a period of up to 60 days post-Closing so that Covered Employees can continue to receive payroll from Seller and participate in the applicable Retained Employee Plan on similar terms as applied prior to the Closing and without any discontinuation of benefits or participation.

(iii) Workers Compensation. Other than with respect to an Assumed Employee Plan, as of the Closing, Seller shall retain responsibility for the costs and administration of any and all workers’ compensation claims of any Covered Employee or Former Employee relating to injuries sustained or accidents that occurred prior to the Closing, including (A) injuries that relate entirely to an accident that occurred or injury that was identifiably sustained before the Closing, regardless of whether such claims are filed by such Person before or after the Closing, and (B) injuries identifiably sustained by a Covered Employee or Former Covered Employee after the Closing that are aggravations or reinjuries of injuries or illnesses that were sustained before the Closing, and (C) treatment after the Closing required by such Persons following complete recovery from injuries sustained before the Closing to the extent such treatment is related to injuries sustained before the Closing. In the case of workers’ compensation claims relating to an injury or condition that occurred over a period both preceding and following 12:01 a.m. on the Closing Date, the claim shall be the joint responsibility of Seller and Buyer, and shall be equitably apportioned between them based on the relative periods of time that the condition or injury transpired preceding and following 12:01 a.m. on the Closing Date.

(iv) Treatment of Equity Compensation. Seller Parties shall retain any liabilities and obligations with respect to all long-term incentive compensation awards and equity-based incentive compensation awards that were granted to Covered Employees prior to Closing and remain outstanding as of the Closing, whether or not such awards would be settled in stock or cash (the “Outstanding LTI Awards”), and Buyer and the Transferred Entities shall assume no liabilities or obligations with respect to such Outstanding LTI Awards. In addition, Seller Parties shall retain all other obligations related to the Outstanding LTI Awards, including all responsibility for the administration and settlement of such Outstanding LTI Awards in accordance with the terms of the applicable long-term incentive plan(s).

(v) Long-Term Disability Plans. Seller Parties (and none of Buyer, its subsidiaries nor any Transferred Entity) shall (i) be responsible for and shall indemnify and hold harmless Buyer and its post-Closing Affiliates (including the Target Entities) from and against any claims by any Covered Employee or other Person for long-term disability benefits incurred at or prior to the Closing under a Retained Employee Plan, and (ii) cause such Employee or other Person to not cease to receive any benefits thereunder solely as a result of the transactions contemplated hereby. For purposes of this paragraph, long-term disability benefits are deemed to be incurred upon the illness, injury, accident or other event giving rise to such benefits.

(vi) 401(k) Plan. Seller shall cause each Transferred Employee to become fully vested as of immediately prior to the Closing Date in the Transferred Employee’s account under any Retained Employee Plan that is a 401(k) defined contribution plan (each, a “Seller 401(k) Plan”), including with respect to any employer contributions to any such plan for the period occurring prior to Closing Date. To the extent any Transferred Employee has a loan outstanding as of the Closing Date under any Seller 401(k) Plan, Seller shall use reasonable best efforts to cause such loan to remain outstanding (and not go into default). Buyer shall take, or cause to be taken, all actions as may be necessary to cause the Transferred Employees who participate in a 401(k) defined contribution plan that is a Retained Employee Plan to become participants in a 401(k) defined contribution plan established, or to be established, by Buyer or one of its Affiliate at or shortly following the Closing Date (the “Buyer 401(k) Plan”), and the service of each Transferred Employee for periods of employment up to the Closing Date shall be credited to such employee for purposes of eligibility and vesting under the Buyer 401(k) Plan.

(vii) FSA. Buyer shall have in effect, or cause to be in effect, on or as soon as administratively practicable following the Closing, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer Cafeteria Plan”) that provides benefits to Transferred Employees who participate in a Retained Employee Plan that is a flexible spending account reimbursement plan as of the Closing Date (a “Seller Cafeteria Plan”). Buyer will cause the Buyer Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employee under any Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date. As soon as reasonably practicable following the Closing Date, Seller shall cause to be transferred to Buyer an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under any Seller Cafeteria Plan made during the year in which the Closing Date occurs by the Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employees. Buyer shall cause such amounts to be credited to each such Transferred Employee’s corresponding accounts under the Buyer Cafeteria Plan in which such Transferred Employees participate following the Closing Date.

(e) Transferred Employees – Additional Employment Terms.

(i) Terms and Conditions of Employment. For a period of at least twelve (12) months following the Closing Date, each Transferred Employee shall be entitled to receive, while in the employ of Buyer or its Subsidiaries, (A) at least the same annual base salary rate and target annual cash bonus opportunity, as were provided to such employee immediately prior to the Closing Date by the Seller Parties or the Transferred Entities (in each case, excluding specific performance goals and equity-based compensation) and (B) other employee benefits that are substantially comparable in the aggregate to those as were provided to such employee immediately prior to the Closing Date by the Seller Parties or the Transferred Entities (excluding, in each case, equity-based compensation, change in control, retention or similar benefits, deferred compensation arrangements, severance and specific performance goals for any incentive compensation).

(ii) Credit for Service. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit Transferred Employees for service earned on and prior to the Closing Date with the Seller Parties and any of their respective Affiliates (including the Transferred Entities) or predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date, (A) to the extent that service is relevant for purposes of eligibility, vesting, paid-leave entitlement or the calculation of severance benefits under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (B) for such additional purposes as may be required by applicable Law; provided, however, that the foregoing shall not apply to any defined benefit or retiree or post-employment medical or other welfare benefit and that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees.

(iii) Pre-existing Conditions; Coordination. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Transferred Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits for the year in which the Closing Date occurs under the comparable health plans and arrangements offered to Transferred Employees, deductibles, co-insurance, co-pays and out-of-pocket expenses paid by Transferred Employees and their respective spouses and dependents under the health plans of the Seller Parties or any of their respective Affiliates in the calendar year in which the Closing Date occurs.

(iv) Automatic Transferring Employees.

(A) The Parties acknowledge and agree that the sale and purchase pursuant to this Agreement may constitute a “relevant transfer” for the purposes of TUPE Regulations and, accordingly, that it will not operate so as to terminate the contracts of employment of any Automatic Transferring Employee, as set forth in Section 6.10(e) of the Disclosure Schedules, but such contracts shall be transferred to Buyer or an Affiliate of Buyer by operation of TUPE Regulations with effect from Closing.

(B) Seller shall bear all costs and liabilities relating to the Automatic Transferring Employees attributable to the period up to and including the Closing Date, including (i) any accrued bonus (which Seller shall ensure is settled by the applicable Seller Party prior to the Closing Date) and (ii) all costs associated with holiday accrued but not yet taken by the Automatic Transferring Employees at the Closing Date. Buyer shall bear all such costs and liabilities attributable to the period following the Closing Date. The Parties shall prepare a completion statement in respect of such costs and liabilities, using the Closing Date as the cut-off date, which shall include an amount corresponding to the salary and holiday pay to which the Automatic Transferring Employees are entitled to receive during such transferred holiday days relating to the period up to and including the Closing Date.

(C) In the event that any person other than the Automatic Transferring Employees alleges that their contract of employment should have transferred to Buyer or an Affiliate of Buyer by reason of the Transactions (a “Transfer Claimant”), then the following provisions will apply: (1) within seven (7) days of becoming aware of such Transfer Claimant, Buyer or any Affiliate of Buyer will notify the Seller in writing of such Transfer Claimant; (2) Seller will, if Seller wishes, make or procure an offer in writing to employ such Transfer Claimant or otherwise take steps to obtain a withdrawal of the allegation; and (3) upon the offer of employment being made pursuant to the preceding subclause (2) (or, if the offer is not made, at any time after the expiry of fourteen (14) days from the notification given in accordance with subclause (1) of this subclause(e)(iv)) and in any event within six (6) weeks after Buyer or any Affiliate of Buyer becomes aware of the allegation. Buyer or the Affiliate of Buyer may terminate the employment of such Transfer Claimant.

(D) Seller shall ensure that all Seller Entities provide all required information to the Automatic Transferring Employees in accordance with the TUPE Regulations. All such information shall be subject to the prior written approval of the Buyer, in particular any information regarding any envisaged measures in relation to the Automatic Transferring Employees.

(f) Cooperation. From and after the date hereof until the end of six (6) months after the Closing Date, and solely to the extent permitted by applicable Law (including Privacy Laws), the Seller Parties and Buyer shall, and each shall cause their respective Affiliates to, reasonably cooperate with the other Parties hereto and their respective Affiliates to provide such information regarding any Covered Employee as may be necessary to facilitate the transactions and activities contemplated by this Agreement, including (i) exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plans, (ii) sharing with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of their respective employee benefit plans with respect to Covered Employees, (iii) resolving any and all employment-related claims regarding Covered Employees, and (iv) in responding to questions posed by employees or any other individual service providers. Without limiting the generality of the foregoing, the Seller Parties will, and will cause its Affiliates to, provide Buyer with a reasonable opportunity to review and comment on any communications intended for Covered Employees that the Seller Parties or their Affiliates desire to send to Covered Employees prior to the Closing. The Seller Parties and their Affiliates shall not make any communications regarding terms and conditions of employment or employee benefits following the Closing without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed. The Seller Parties and Buyer shall each cooperate with the other in good faith to provide any employment-related notice required by Law or Contract in connection with the transactions contemplated by this Agreement. The Parties hereto agree to (i) treat Buyer and its Affiliates as a “successor employer” and each Seller and its Affiliates as a “predecessor” within the meaning, and solely for the purposes, of Section 3121(a)(1) and 3306(b)(1) of the Code with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act and (ii) use their reasonable efforts to cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each Transferred Employee for the calendar year in which the Closing Date occurs.

(g) No Third Party Beneficiaries. Notwithstanding the provisions of this Section 6.10 or any provision of the Agreement, nothing in this Section 6.10 or the Agreement is intended to and shall not (i) create any third party rights for any Person other than the Parties hereto, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require Buyer or any of its Affiliates or any Seller Party or any of its Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Covered Employee or any Transferred Employee with any rights to continued employment.

Section 6.11. Guarantees; Other Obligations. At or before the Closing, Buyer shall (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace (i) any Seller Guarantees listed on Section 6.11 of the Disclosure Schedules and (ii) any Seller Guarantees entered into in the ordinary course of business during the Pre-Closing Period or (b) assume all obligations under each Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees. To the extent the beneficiary or counterparty under any Seller Guarantee does not accept as of the Closing any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer, effective from and after the Closing Date, Buyer shall, and shall cause each of its Affiliates to, (x) indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts paid, including costs or expenses in connection with such Seller Guarantees, including Seller’s and its Affiliates’ expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller and its Affiliates to the extent an Seller Guarantee is called upon and Seller or its Affiliates make any payment or are obligated to reimburse the party issuing the Seller Guarantee and (y) not, without Seller’s prior written consent, amend in any manner adverse to Seller or any of its Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.11 shall require any Seller Party to maintain, renew, issue anew, amend or modify any such Seller Guarantee in any respect from and after the Closing Date.

Section 6.12. IP Assignment; Other Agreements.

(a) Buyer hereby acknowledges and agrees that Seller (itself or through certain of its Affiliates) anticipates entering into a non-exclusive Intellectual Property license with Vestas Wind Systems A/S or its Affiliates (“Vestas”), pursuant to which the Seller (itself or through certain of its Affiliates, including the Transferred Entities) will grant non-exclusive licenses to certain Intellectual Property, which license shall be substantially in the form set forth in Exhibit D (the “Vestas License”). Seller agrees that it will not make any substantive changes to the form of Vestas License prior to execution or any amendments of or waivers under the Vestas License following execution, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Buyer hereby acknowledges and agrees that Seller (itself or through certain of its Affiliates) anticipates entering into a transition services agreement with Vestas pursuant to which Seller (itself or through certain of its Affiliates, including the Transferred Entities) will provide certain services on a transitional basis for a limited period of time following the Closing (the “Vestas TSA”). A non-binding and illustrative list of certain terms and services that may be provided under the Vestas TSA is attached hereto in Exhibit E (the “Vestas TSA Services Term Sheet”). Seller agrees that it will keep Buyer reasonably informed of the negotiation of the Vestas TSA. Seller, in consultation with Buyer, will be primarily responsible for preparing the initial draft of the Vestas TSA, and will use reasonable efforts to provide Buyer with copies of, and a reasonable opportunity to comment on and participate in the negotiation of, drafts of the Vestas TSA to the extent reasonably practicable; provided that Buyer shall promptly provide comments, if any, and act and negotiate in good faith. Seller agrees that it will not execute the Vestas TSA if the Vestas TSA is materially inconsistent with the Vestas TSA Services Term Sheet without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Seller agrees that it will not make any amendments of or waivers under the Vestas TSA following execution of such Vestas TSA, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to Seller’s compliance with its obligations under Section 6.12(a) and Section 6.12(b) above, upon the Closing Date, the Vestas TSA and Vestas License shall be automatically deemed a Transferred Contract under this Agreement.

Section 6.13. [Reserved].

Section 6.14. Access to Insurance. Notwithstanding anything to the contrary in this Agreement, with respect to any Business Insurance Matter, Seller will (i) provide Buyer with access to such Insurance Policies and shall reasonably cooperate with Buyer to assist Buyer in submitting claims with respect to such Business Insurance Matter; (ii) upon written request, provide additional information in Seller’s possession or under Seller’s control as reasonably requested by the applicable insurers, and (iii) upon written request of Buyer, notify the insurers of, and submit any further appropriate documentation in Seller’s possession or under Seller’s control related to, any claims related to any such Business Insurance Matter which occurred prior to the Closing. Seller shall not, and shall cause its Affiliates not to, amend any of the Insurance Policies in a way that would preclude coverage of any Business Insurance Matter. Buyer shall be responsible for its expenses in pursuing any claim for any Business Insurance Matter for which Buyer is entitled to recovery, including any claims, costs and expenses (including attorneys’ fees). If insurance proceeds are received by Seller or any of its respective Affiliates in respect of any Business Insurance Matter, Seller shall cause those proceeds to be promptly remitted to Buyer. The provisions of this Section 6.14 do not constitute a representation or guarantee that any particular event or circumstance will be eligible for coverage under any of the Insurance Policies. This Section 6.14 shall not require Seller to maintain insurance coverage for any events or circumstances pertaining to the operations of the Business occurring in any period following the Closing Date or renew any Insurance Policies.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01. Access. From and after the Closing Date, subject to any limitations imposed by the Bankruptcy Code or the Bankruptcy Court (if applicable), in connection with any reasonable business purpose, including the preparation or amendment of Tax Returns, claims or obligations relating to Excluded Liabilities, financial statements, or the determination of any matter relating to the rights or obligations of the Seller Parties or any of their Affiliates under any Transaction Agreement, or as is necessary to administer, or satisfy their obligations in connection with, the Bankruptcy Cases, upon reasonable prior written notice to Buyer, and except to the extent necessary to (i) ensure compliance with any applicable Law or an Order of the Bankruptcy Court, (ii) preserve any applicable privilege (including the attorney-client privilege) or (iii) comply with any Contractual confidentiality obligations, Buyer shall, and shall cause each of the Transferred Entities, their respective Affiliates and their respective Representatives to (A) afford each Seller Party and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the properties, books and records of Buyer and its Affiliates in respect of any of the Transferred Entities and the Business, the Transferred Assets and the Assumed Liabilities, (B) furnish to each Seller Party and its Representatives and their respective Affiliates such additional financial and other information regarding the Transferred Entities, their Affiliates, the Business, the Transferred Assets and the Assumed Liabilities as any Seller Party or its Representatives may from time to time reasonably request and (C) make available to each Seller Party and its Representatives and their respective Affiliates those employees of Buyer or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be necessary to assist such Seller Party, its Representatives or their respective Affiliates in connection with its inquiries for any purpose referred to above, including the presence of such Persons for interviews and depositions and as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Business; and provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Notwithstanding anything to the contrary herein, for the longer of (1) any applicable statute of limitations and (2) the period ending on the Wind-Up Date, the Seller Parties shall have continued access to all Transferred Books and Records as is necessary to administer the Bankruptcy Cases and the Seller Parties may retain copies of such Transferred Books and Records, as necessary or appropriate in connection with such purpose.

Section 7.02. Intellectual Property Matters.

(a) Name Change. Within 30 days from the Closing Date, the Seller Parties shall change their respective name to a new corporate name or business name, as the case may be, that does not include the name “TPI”.

(b) License to Business Intellectual Property. Effective as of the Closing Date, each of the Transferred Entities hereby grants to Seller and each of its Affiliates (other than the Transferred Entities) a royalty-free, fully paid-up, irrevocable, worldwide, non-sublicensable, non-

transferable, non-exclusive license, for so long as Seller and each of its Affiliates require in order to wind down the business of Seller or such Affiliates, to continue to (i) use and display any Trademarks included in the Business Intellectual Property, and (ii) use and otherwise exploit the Business Intellectual Property; in each case, to the extent such Business Intellectual Property was used in the business of Seller or such Affiliate (other than the Transferred Entities); provided that, such Business Intellectual Property is used in substantially the same manner that such Business Intellectual Property was used in connection with such business of Seller or such Affiliate in the one-year period prior to the Closing Date, and is used solely in connection with the winding down and cessation of Seller’s or such Affiliate’s business, including to sell or otherwise dispose of any Excluded Assets bearing or containing any such Trademarks, and provided that Seller or such Affiliate shall use commercially reasonable efforts to cease all uses of such Business Intellectual Property as promptly as reasonably practicable. Seller and its Affiliates shall ensure that any Excluded Assets bearing or containing any Trademarks licensed to Seller and its Affiliates hereunder are of a quality substantially consistent with the quality of such goods and services offered or sold under such Trademarks by Seller and its Affiliates during the one-year period prior to the Closing Date. Following such wind down period, none of Seller or any such Affiliates shall make any use of or display any such Trademarks, or otherwise use or exploit any Business Intellectual Property, in any manner for any purpose, except that nothing in this Section 7.02 shall prohibit Seller or any such Affiliate from using any such Trademarks as permitted under any other Transaction Document, in a text-only form in connection with historical, tax, employment or similar references to the Business, for purposes of prospectus and similar disclosures as are necessary and appropriate to describe the historical relationship of Seller and such Affiliate with the Transferred Entities, or as otherwise required to comply with applicable Law. Neither Seller nor any such Affiliate shall contest the validity, enforceability, registration, or ownership of any Business Intellectual Property, or register or seek to register any such Trademarks or confusingly similar Trademarks in any jurisdiction. Any and all goodwill generated by the use of such Trademarks, including under this Section 7.02, shall inure solely to the benefit of the respective owner of the applicable Trademark. The license granted in this Section 7.02 is provided on an “AS IS, WHERE IS” basis, with all faults and all express and implied representations and warranties disclaimed. Seller shall, and shall cause its Affiliates (other than the Transferred Entities) to, maintain the confidentiality of all trade secrets and other confidential information included in the Business Intellectual Property, using substantially the same protective measures as were used with respect to such Business Intellectual Property during the one-year period prior to Closing.

Section 7.03. Directors’ and Officers’ Indemnification and Exculpation.

(a) Buyer agrees that all rights of the individuals who on or prior to the Closing Date were directors, officers, managers or employees (in all of their capacities) of the Transferred Entities (collectively, the “D&O Indemnified Parties”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of incorporation, bylaws, or comparable organizational documents of the Transferred Entities, as applicable, as now in effect, and any indemnification agreement, as now in effect by and between a D&O Indemnified Party and a Transferred Entity, shall survive the Closing Date and shall continue in full force and effect against the applicable Transferred Entity in accordance with the terms of such agreement. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnified Parties, unless such modification is required by Law.

(b) The provisions of this Section 7.03 are intended to be for the benefit of and shall be enforceable by, each D&O Indemnified Party, his or her successors and heirs and his or her legal representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of Buyer under this Section 7.03 shall not be amended, terminated or modified in such a manner as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 7.03 applies without the written consent of the affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 7.03 applies shall be third-party beneficiaries of this Section 7.03), and this Section 7.03 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and each Transferred Entity.

(c) If Buyer or, following the Closing and prior to the sixth (6th) anniversary of the Closing Date, any Transferred Entity, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in such case, Buyer shall use commercially reasonable efforts to cause proper provisions to be made so that the successors and assigns of Buyer or such Transferred Entity or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 7.03(c).

(d) Prior to the date hereof, Seller purchased a “tail” policy, which policy provides such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions.

Section 7.04. Preservation of Books and Records. Seller and its Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or before the Closing Date. Buyer agrees that it shall preserve and keep all original books and records in respect of the Business in the possession or control of Buyer or its Affiliates for the longer of the period ending on (a) any applicable statute of limitations and (b) the Wind-Up Date. After such period, before Buyer or any Affiliate shall dispose of any of such books and records, Buyer shall give at least ninety (90) days’ prior written notice to Seller of its such intention to dispose such books and records, and Seller, and/or any of its respective Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it or they may elect.

Without limiting the foregoing, following the Closing, Seller shall ensure that all records relating to the import and export operations of the Business, including without limitation, all customs declarations, commercial invoices, certificates of origin, shipping documents, value declarations, annexes, supporting documentation, are properly safeguarded and preserved in accordance with applicable Law. Seller shall deliver, or cause to be delivered, to Buyer all such books and records in its possession or control promptly following the Closing.

Section 7.05. Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquaintances and other documents or instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party; provided, however, that except for Buyer’s obligations to discharge an Assumed Liability and as otherwise provided pursuant to Section 2.05, nothing in this Section 7.05 shall require any Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

ARTICLE VIII

BANKRUPTCY PROVISIONS

Section 8.01. Bankruptcy Court Filings. Seller shall be responsible for preparing, filing and prosecuting the motions, pleadings and proposed orders necessary to obtain entry of the Sale Order and approval of the Transactions contemplated hereby, including the assumption and assignment of the Transferred Contracts. Buyer agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and findings of (i) Buyer’s adequate assurance of future performance under section 365 of the Bankruptcy Code and (ii) Buyer’s status as a “good faith” purchaser under section 363(m) of the Bankruptcy Code, including furnishing customary affidavits or other information reasonably necessary for such purposes; provided that nothing in this Section 8.01 shall require Buyer or its Affiliates to (A) disclose confidential, proprietary, or competitively sensitive information, (B) take any action that would reasonably be expected to adversely affect Buyer or its Affiliates or their respective businesses, (C) admit any liability or waive any privilege, or (D) waive, amend or modify any condition to Buyer’s obligations under this Agreement. Notwithstanding anything to the contrary, Buyer shall have the right (without Seller’s consent, after good-faith consultation with Seller) to be heard with respect to, and to file declarations, objections, and other pleadings with the Bankruptcy Court concerning the Sale Order (including any proposed revisions thereto) and any relief affecting Buyer’s rights or obligations, including adequate assurance, cure amounts, the assumption and assignment of any Transferred Contract, findings under sections 363 and 365 of the Bankruptcy Code, and any other matter that may affect Buyer’s rights or obligations under this Agreement or the other Transaction Agreements. In the event the entry of the Sale Order shall be appealed, Seller and Buyer shall use their respective commercially reasonable efforts to defend against such appeal and to obtain an expedited resolution; provided that (x) Seller shall lead the prosecution and defense of the Sale Order (in consultation with Buyer) and (y) Buyer shall not be required to post any bond or undertake any obligation that would reasonably be expected to result in material Liability to Buyer or its Affiliates.

ARTICLE IX

TAX MATTERS

Section 9.01. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the party required by Law to file a Tax Return with respect to Transfer Taxes shall, with the cooperation of the other Parties, timely prepare and file such Tax Return. If any of the

Seller Parties or any of their Affiliates (other than a Transferred Entity) is required to pay any Transfer Tax, Buyer shall within five (5) days of receipt of evidence of filing reimburse Seller Parties for any Transfer Taxes paid by the Seller Parties or such Affiliate paid in connection with the filing of the applicable Tax Return. Buyer and Seller each agree to timely sign and deliver (or to cause their respective Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any Transfer Taxes (it being understood that the obligations of the Parties and their cooperation obligation hereunder shall cease as of the Wind-Up Date). No sums payable, or consideration given, by Buyer under this Agreement should be reduced by the amount of any Transfer Tax, and the Buyer shall pay any Transfer Tax chargeable on those sums or consideration. All refunds or credits of VAT paid by Buyer under this provision shall belong to Buyer.

Section 9.02. Tax Adjustments. In the case of any ad valorem Taxes that are imposed upon or assessed directly against the Transferred Assets and Transferred Equity Interests on a periodic basis (“Periodic Taxes,” including real estate Taxes, personal property Taxes and similar Taxes, and for the avoidance of doubt not to include (i) income Taxes of Seller or the Transferred Entities and (ii) Transfer Taxes) with respect to any taxable period beginning before and ending on or after the Closing Date (a “Straddle Period”) such Taxes will be apportioned and prorated between Seller Parties and Buyer as of the Closing Date, based on such Party’s proportionate share of such Taxes, which shall, in the case of Buyer, be equal to the product obtained by multiplying (i) a fraction, the numerator being the number of days in the Straddle Period following the Closing Date and the denominator being the total number of days in the Straddle Period, multiplied by (ii) the amount of the Periodic Taxes, and the Seller Parties shall bear the remaining portion of such Taxes. If and to the extent any Periodic Taxes apportioned to Buyer have been pre-paid by Seller as of the Closing, the Purchase Price shall be increased by such amount, and if and to the extent any Periodic Taxes apportioned to Seller will be required to be paid by Buyer after Closing, the Purchase Price shall be decreased by such amount. If the precise amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the Tax period immediately preceding the Straddle Period and any proration shall be adjusted thereafter on the basis of the actual charges for such items in the Straddle Period. When the actual amounts become known, such proration shall be recalculated promptly, and Buyer or the Seller Parties, as applicable, shall within ten (10) days after notice of payment due and delivery of reasonable supporting documentation with respect to such amounts shall make any additional payment or refund so that the correct prorated amount is paid by each of Buyer and the Seller Parties.

Section 9.03. Tax Cooperation.

(a) Without limiting the obligations set forth in Sections 6.02 and 7.01, the Parties shall furnish or cause to be furnished to each other, upon request, and at the sole cost of the requesting Party, as promptly as practicable, such information and assistance relating to the Transferred Entities and the Transferred Assets as is reasonably necessary for the filing of Tax Returns, the making of any election related to Taxes permitted to be made under this Agreement, and the preparation for, or the prosecution or defense of, any audit, claim, demand, proposed adjustment or deficiency relating to Taxes, and any other matter or proceeding relating to Taxes (it being understood that the Seller and its cooperation obligation hereunder shall cease as of the Wind-Up Date). Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to Taxes with respect to Taxable years or periods (or portion thereof) ending on or before the Closing Date and in the possession of Buyer or its Affiliates in accordance with Section 7.04.

(b) Notwithstanding the generality of the foregoing, Seller Parties shall promptly furnish the Buyer (but in any case, no later than within five (5) Business Days of Closing), with the information and documentation needed in order for Buyer to cause the Transferred Entities to file the applicable notice under Article 76(XX) of the Mexican Income Tax Law, rule 3.9.17 of the Mexican Tax Miscellaneous Resolution (MTR) and Schedule 89/ISR under Annex 2 of the Mexican Tax Miscellaneous Resolution (MTR), in connection with the purchase of the Transferred Entities. For the avoidance of doubt, such information shall include: (i) the name, tax identification number and tax domicile of the Seller Parties, and (ii) the amount of Mexican capital gains Tax incurred by the Seller Parties in connection with the transfer of the Transferred Entities.

Section 9.04. Post-Closing Actions. Except with the Seller Parties’ written consent, neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit any Transferred Entity to) (i) with respect to any Transferred Entity with respect to any Taxable year or period (or portion thereof) commencing on or before the Closing Date (or with respect to any Straddle Period) (A) make or change any election, amend, refile or otherwise modify any Tax Return, (B) voluntarily approach a Government Authority regarding any Taxes or Tax Returns, enter into any closing agreement, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes, (C) extend or waive any statute of limitations or other period for the assessment or collection of Taxes or (D) otherwise take any action relating to Taxes that is outside the ordinary course of business in each case that could (x) create a Tax liability for any of the Seller Parties or (y) otherwise reduce the amounts the Seller Parties receive under this Agreement.

Section 9.05. Survival. The obligations set forth in this Article IX with respect to Taxes shall survive until the date that is the earlier of thirty (30) days following the expiration of the applicable statute of limitations and the Wind-Up Date.

Section 9.06. Adjustment to Purchase Price. The Parties agree to treat any payment made pursuant to this Agreement as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by applicable Law.

Section 9.07. Interim Closing of the Books. For purposes of determining the amount of any inclusion under section 951 and section 951A of the Code attributable to the ownership of any Transferred Entity that is a controlled foreign corporation within the meaning of section 957(a) of the Code, the Parties shall, unless prohibited by a change in applicable U.S. federal income tax Law, treat, the taxable year of such Transferred Entity as ending on the day before the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are computed on the basis of an entire taxable period (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the day before Closing Date and the portion of the Straddle Period beginning on the Closing Date in proportion to the number of days in each such taxable period, unless prohibited by a change in applicable U.S. federal income tax Law.

Section 9.08. Advanced Manufacturing Credits. Prior to Closing, Seller shall designate GERNA as the party entitled to claim any advanced manufacturing production credits under section 45X of the Code attributable to the wind blades manufactured during calendar year 2025 pursuant to the existing wind blade supply agreement, purchase orders, or other agreements between Seller and GERNA and such designation shall be memorialized in an amendment to the GERNA Liquidity Commitment Letter or other writing (such amendment or other writing, the “Advanced Manufacturing Credits Designation”).

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Seller. The obligations of Seller and each other Seller Party to consummate the Transactions shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Seller in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.

(i) All representations and warranties of Buyer contained in Section 5.01 shall be true in all material respects as of the Closing as if made on the Closing Date (other than such representations and warranties that are made as of a specific date, which shall have been true and correct as of such date), and each other representation and warranty of Buyer contained in this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than such representations and warranties that are made as of a specific date, which shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or impair or delay the ability of Buyer to consummate the Transactions or otherwise timely perform its obligations under the Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material,” “in all material respects” or other similar qualifier in such representations and warranties.

(ii) the covenants contained in this Agreement required to be performed or complied with by Buyer at or before the Closing shall have been performed or complied with in all material respects; and

(iii) Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (i) and (ii).

(b) Governmental Approvals. The Required Approvals shall have been obtained and remain in full force and effect.

(c) No Law. There shall be no Law in effect that enjoins, prohibits, restrains or makes illegal the Transactions.

(d) Buyer Transaction Agreements. Buyer shall have executed and delivered to Seller counterparts to all Buyer Transaction Agreements.

(e) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall be in full force and effect and not subject to any stay.

Section 10.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Buyer in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.

(i) (A) The representations and warranties of the Seller Parties contained in Section 4.01, Section 4.02 and Section 4.03 shall be true and correct in all respects other than de minimis inaccuracies, as of the Agreement Date and as of the Closing (other than such representations and warranties that are made as of a specific date, which shall have been true and correct other than de minimis inaccuracies as of such date), and (B) all other representation and warranty of the Seller Parties contained in this Agreement that are not set forth in Section 4.01, Section 4.02 or Section 4.03 shall be true and correct as of the Agreement Date and as of the Closing (other than such representations and warranties that are made as of a specific date, which shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material,” “in all material respects,” “Material Adverse Effect” or other similar qualifier in such representations and warranties;

(ii) the covenants contained in this Agreement required to be performed or complied with by Seller at or before the Closing shall have been performed or complied with in all material respects; and

(iii) Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of matters set forth in the foregoing clauses (i) and (ii), and Section 10.02(e)(iii)—(e)(v).

(b) GERNA Agreement. GERNA and Buyer (or an Affiliate of Buyer) shall have entered into an agreement reflecting the terms of the GERNA Term Sheet in all material respects otherwise acceptable to Buyer (such agreement, the “GERNA Agreement”), which will be in full force and effect.

(c) Advanced Manufacturing Credits Designation. The Advanced Manufacturing Credits Designation has occurred.

(d) BladeAssure Consent. Buyer shall have received the BladeAssure Consent.

(e) Mexico Site Operations. Each of the following has occurred, in each case as acceptable to the Buyer in its sole discretion:

(i) Buyer shall have conducted a visit the Mexico Site to its reasonable satisfaction; provided, that Buyer shall complete such visit no later than ten (10) Business Days prior to the Outside Date;

(ii) the matter set forth on Section 4.07(b)(1) of the Disclosure Schedules shall have been fully and finally resolved in favor of the Seller Parties;

(iii) plant operations, production volumes, and operating procedures at the Mexico Site are performing in accordance and consistent with the start-up and ramp plans set forth on Exhibit F;

(iv) all plants are fully staffed consistent with the start-up and ramp plans set forth on Exhibit F; and

(v) the plants have access to materials and supplies required to operate the facilities at the Mexico site in accordance and consistent with the start-up and ramp plans set forth on Exhibit F.

(f) Governmental Approvals. The Required Approvals shall have been obtained and remain in full force and effect.

(g) No Law. There shall be no Law in effect that enjoins, prohibits, restrains or makes illegal the Transactions.

(h) Seller Transaction Agreements. The Seller Parties shall have executed and delivered, or caused to be executed and delivered, to Buyer all Seller Transaction Agreements.

(i) Sale Order. The Bankruptcy Court shall have entered the Sale Order, and such Sale Order shall not be subject to any stay.

(j) No Material Adverse Effect. There shall not have been a Material Adverse Effect since the date hereof.

Section 10.03. Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was primarily caused by such Party’s breach of this Agreement.

Section 10.04. Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XI

TERMINATION

Section 11.01. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller, if Buyer shall have breached any representation or warranty, or if Buyer has failed to comply with any covenant or agreement applicable to Buyer, such that the failure would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and (i) such breach is not waived by Seller or (ii) if such breach has not been waived by Seller but is curable and is not cured by Buyer prior to ten (10) Business Days after receipt by Buyer of Seller’s notice of its intent to terminate this Agreement;

(c) by Buyer, if Seller shall have breached any representation or warranty, or if Seller has failed to comply with any covenant applicable to Seller, such that the failure would cause any Closing Condition set forth in Section 10.02(a) not to be satisfied, and (i) such breach is not waived by Buyer or (ii) if such breach has not been waived by Buyer but is curable and is not cured by ten (10) Business Days after receipt by Seller of Buyer’s notice of its intent to terminate this Agreement;

(d) by either Buyer or Seller, if the Closing has not occurred on or before June 30, 2026 (the “Outside Date”); provided that if, on such date, any of the conditions to the Closing Condition set forth in Section 10.01(b) or Section 10.02(f) shall not have been satisfied, but all other conditions set forth in Section 10.01 and Section 10.02 shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at or immediately prior to the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) or waived, then the Outside Date shall be automatically extended to July 30, 2026 (or such later date as may be mutually agreed in writing by the Parties); provided, further, that the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to a Party whose breach of this Agreement has resulted in or primarily caused the failure of the Closing to occur on or before the Outside Date, (ii) to Buyer if Buyer is in breach in any material respect of any of its obligations herein in a manner that would cause the failure of a condition set forth in Section 10.01 or Section 10.02 to be satisfied or (iii) to Seller if Seller is in breach in any material respect of any of its obligations herein in a manner that would cause the failure of a condition set forth in Section 10.01 or Section 10.02 to be satisfied;

(e) by Buyer, if the Bankruptcy Case of a Debtor Seller Party is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of such Debtor Seller Party is appointed in the Bankruptcy Case of such Debtor Seller Party;

(f) by either Seller or Buyer, in the event that any Government Authority of competent jurisdiction shall have issued, entered, enacted or promulgated a Law that permanently enjoins, prohibits, restrains or makes illegal the consummation of the Transactions and such Law, if applicable, shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(f) shall not be available to a Party whose breach of this Agreement has been the primary cause of, or has resulted in, such Law; and

(g) by Buyer, if Buyer does not receive evidence reasonably satisfactory to the Buyer by 11:59 p.m. on the day that is five (5) Business Days after the Sale Hearing (i) of the consent of the DIP Parties to the Transaction and (ii) that the Transactions shall constitute an Approved Sale (as defined in the DIP Credit Agreement) under the DIP Credit Agreement.

Section 11.02. Notice of Termination. If either Buyer or Seller desires to terminate this Agreement pursuant to Section 11.01, such Party shall give written notice of such termination to the other Party.

Section 11.03. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (i) Section 6.03, (ii) this Section 11.03 and (iii) Article XII (each of which shall survive such termination); provided, that nothing in this Section 11.03 shall be deemed to (A) release any Party from any Liability for any (x) knowing and intentional breach of this Agreement prior to the date of termination or (y) willfully and knowingly committed fraud against the non-breaching party with the specific intent to deceive and mislead, as determined by the Bankruptcy Court or (B) impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

(b) Notwithstanding Section 11.03(a), in the event of a termination of this Agreement pursuant to Section 11.01(b), Seller and Buyer shall jointly, within two (2) Business Days after the date of such termination, direct the Escrow Agent to pay an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to Seller. Buyer acknowledges that the agreements contained in this Section 11.03(b) are an integral part of the Transactions, and that without these agreements, Seller would not have entered into this Agreement.

(c) Notwithstanding Section 11.03(a), in the event of a termination of this Agreement pursuant to Section 11.01 (other than a termination pursuant to Section 11.01(b)), then Seller and Buyer shall jointly, within two (2) Business Days after the date of such termination, deliver Written Instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to Buyer.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware as required to be applied thereunder by the Bankruptcy Court;

(b) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(c) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the applicable provision calculates the period of time using Business Days and the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender;

(e) (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;

(f) all Schedules (including the Disclosure Schedules) and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(g) any capitalized term used in any Schedule (including the Disclosure Schedules) or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement;

(h) where there is any inconsistency between the definitions set out in Article I and the definitions set out in any other Section or any Schedule (including the Disclosure Schedules) or Exhibit, then, for the purposes of construing such Section, Schedule or Exhibit, the definitions set out in such Section, Schedule or Exhibit shall prevail;

(i) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules, schedules and Exhibits thereto, (ii) the terms “thereof,” “therein,” “thereby,” “thereto” and derivative or similar words refer to this Agreement to which the context refers, including the Disclosure Schedules, schedules and Exhibits thereto, (iii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iv) the term “any” means “any and all” and (v) the term “or” shall not be exclusive and shall mean “and/or”;

(j) (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form

(including by e-mail transmission or electronic communication by portable document format (.pdf)) and (iii) references to “$” mean U.S. dollars;

(k) references to any Person includes such Person’s successors and permitted assigns;

(l) whenever this Agreement requires any Seller Party, to take any action, such requirement shall be deemed to involve an undertaking on the part of the Seller to take such action or to cause such Seller Party, to take such action;

(m) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof;

(n) unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(o) each Party has participated in the negotiation and drafting of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party;

(p) prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements, schedules or exhibits hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts; and

(q) the Transaction Agreements are drafted in English; however, certain terms include a Spanish translation. Any Spanish legal terms, whether appearing in italics or as translations in parentheses or otherwise, and any English terms accompanied by a Spanish translation shall be construed in accordance with their accepted meanings under the laws of the Kingdom of Spain (derecho común español).

Section 12.02. Expenses. Except as otherwise expressly specified in the Transaction Agreements, each Party will pay its own costs, fees and expenses in connection with this Agreement and the Transactions, including legal, consulting, financial advisor, accounting and other fees and expenses, incurred in connection with the Transaction Agreements and the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 12.03. Notices. All notices, demands and other communications to be given or delivered under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) upon receipt when personally delivered, (b) when delivered by e-mail transmission (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto on the date of delivery) or (c) upon delivery by overnight air courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 12.03):

If to Seller, to:	TPI Composites, Inc. 9200 E. Pima Center Parkway, Suite 250 Scottsdale, AZ 85258 Attention: Steven Fishbach E-mail: SFishbach@tpicomposites.com with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Gabriel A. Morgan; Lauren Tauro;

     MarielCruz; Nate Christensen

E-mail:  Gabriel.Morgan@weil.com;

     Lauren.Tauro@weil.com;

     Mariel.Cruz@weil.com;

     Nate.Christensen@weil.com

If to Buyer, to:

ECP Blade Holdings LLC

c/o Energy Capital Partners, LLC

40 Beechwood Road

Summit, NJ 07901

Attention: Scott Steimer; Mahmud Riffat; Andrew Gilbert

E-mail:  ssteimer@ecpgp.com;

     mriffat@ecpgp.com;

     agilbert@ecpgp.com

with copies (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Jeffrey Greenberg; Zachary Judd;

     Benjamin Rhode

E-mail:  Jeffrey.Greenberg@lw.com;

     Zachary.Judd@lw.com;

     Benjamin.Rhode@lw.com

Section 12.04. Survival. Except (i) as set forth in Section 3.03(c)(x), Section 7.03, Section 9.05 and Section 11.03(a) and (ii) for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing (which covenants shall survive the Effective Time in accordance with their terms), none of the representations, warranties, or covenants of any Party set forth in this Agreement shall survive, and each of the same shall terminate and be of no further force or effect as of, the Effective Time. Unless otherwise indicated, the covenants and agreements set forth in this Agreement that by their terms are required to be performed in whole or in part after the Closing, shall survive the Closing until they have been fully performed or satisfied in accordance with their terms.

Section 12.05. Limitation of Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, except in the case of Fraud or willful breach, the maximum aggregate Liability of the Seller Parties under this Agreement shall not exceed $100,000,000.

Section 12.06. Public Announcements. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as is required by applicable Law or by Order of the Bankruptcy Court or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party, to the extent practicable under the circumstances and permissible by Law, shall (a) advise the other Parties before making such disclosure and (b) provide each such other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto).

Section 12.07. Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the Government Authority making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 12.08. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by their respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Parties; provided, however, that (a) Buyer may assign this Agreement and any or all rights under this Agreement to any of its Controlled Affiliates and (b) Seller may assign any of its rights or obligations under this Agreement to any of its Controlled Affiliates or to any plan administrator, liquidator, examiner, receiver, trustee or similar party appointed on its behalf following that Closing; provided, further, that no such assignment pursuant to the foregoing clause (a) shall release any other Party from any Liability under this Agreement. Any attempted assignment in violation of this Section 12.08 shall be void ab initio.

Section 12.09. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to the D&O Indemnified Parties pursuant to Section 7.03(a), the Nonparty Affiliates pursuant to Section 12.18, or as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party, including any Affiliates of any Party.

Section 12.10. Entire Agreement. This Agreement (including the Disclosure Schedules) and the other Transaction Agreements (and all Exhibits and Schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 12.11. Amendments. This Agreement (including the Disclosure Schedules and all Exhibits and Schedules hereto) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by all Parties. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing as expressly provided herein.

Section 12.12. Waiver. At any time before the Closing, either Seller or Buyer may, by written instrument duly executed by the waiving Party, (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 12.13. Governing Law. This Agreement, and any Action or claim that may be based upon, arise out of or relate or be incidental to any Transaction, this Agreement, the negotiation, execution, performance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether for breach of Contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 12.14. Dispute Resolution; Consent to Jurisdiction.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain jurisdiction to enforce the terms of this Agreement and decide any Transaction Dispute that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, (ii) any and all proceedings related to the foregoing clause (i) shall be filed and maintained only in the Bankruptcy Court, and (iii) the Parties hereby, solely with respect to the adjudication of any Transaction Dispute, consent to and submit to the jurisdiction and venue of the Bankruptcy Court with respect to such matters and shall receive notices at such locations as indicated in Section 12.03 (as may be updated from time to time in accordance with Section 12.03); provided, however, that upon the closing of the Bankruptcy Cases or if the Bankruptcy Court does not have subject matter jurisdiction, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from any thereof, for the resolution of any such Transaction Dispute. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts, solely with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, solely with respect to any Transaction Dispute, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 12.03 (as may be updated from time to time in accordance with Section 12.03) of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 12.15. Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into this Agreement. Each Party may file an original counterpart or a copy of this Section 12.15 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 12.16. Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding relating to the resolution of any such Transaction Dispute.

Section 12.17. Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party agrees the rights of each other Party to consummate the Transactions are unique and that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate. Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 12.18. Non-Recourse. All claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and other Liabilities against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 12.18 applies shall be third-party beneficiaries of this Section 12.18.

Section 12.19. Interest. If any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue at the Interest Rate on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made. All computations of interest pursuant to this Agreement shall be made on the basis of a year of three hundred sixty-five (365) days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 12.20. Disclosure Schedules and Exhibits. The Disclosure Schedules, schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither Seller nor any of its Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Any matter, information or item disclosed in the Disclosure Schedules under any specific representation or warranty or schedule or section thereof shall be deemed to be disclosed and incorporated by reference in any other schedule or section of the Disclosure Schedules as though fully set forth in such other schedule(s) or section(s), to the extent the applicability to such other schedule(s) or section(s) is reasonably apparent on its face. The inclusion of any matter, information or item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed to constitute (a) an admission of any Liability by Seller to any third party, (b) an admission that any breach or violation of applicable Laws or any contract or agreement to which Seller is a party exists or has actually occurred, (c) an admission that such item is outside the ordinary course of business or not consistent with past practice, or (d) otherwise imply an admission that such item represents a material exception or material fact, event, circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect. The Disclosure Schedules have been arranged for purposes of convenience in separately titled schedules corresponding to the sections of this Agreement.

Section 12.21. Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Weil, Gotshal & Manges LLP may serve as counsel to the Seller Parties, on the one hand, and any Transferred Entity, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Weil, Gotshal & Manges LLP may serve as counsel to any Seller Party or any Affiliate or Representative of any Seller Party, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of any Transferred Entity and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.

Section 12.22. Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, other than in the case of potential willfully and knowingly committed fraud with the specific intent to deceive and mislead (such potential claims to be reasonably determined upon the advice of counsel), all attorney-client privileged communications between any Seller Party, any Transferred Entity and their respective current or former Affiliates or Representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement or any Transaction Dispute shall continue after the Closing to be privileged communications with such counsel, and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Transferred Entity or the Business or on any other grounds.

Section 12.23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. E-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

TPI COMPOSITES, INC.

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

SELLER PARTIES:

TPI TECHNOLOGY, INC.

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI MEXICO, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI MEXICO II, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI MEXICO III, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI ARIZONA, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI IOWA, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI COMPOSITES SERVICES, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI TURKEY IZBAS, LLC

By:	/s/ William E. Siwek
Name:
Title:

TPI HOLDINGS SWITZERLAND GMBH

By:	/s/ William E. Siwek
Name: William Eugene Siwek
Title: President of the Management

TPI COMPOSITES DENMARK APS

By:	/s/ William E. Siwek
Name: William Eugene Siwek
Title: President and Chief Executive Officer

2

BUYER:

ECP BLADE HOLDINGS LLC

By:	/s/ Scott Steimer
Name:	Scott Steimer
Title:	President and Treasurer

3

EXHIBIT A

Form of Bill of Sale, Assignment and Assumption Agreement

[See attached.]

4

EXHIBIT B

Form of Transferred Leased Property Assignment and Assumption Agreement

[See attached.]

5

EXHIBIT C

Form of IP Assignment Agreement

[See attached.]

6

EXHIBIT D

Form of Vestas License

[See attached.]

7

EXHIBIT E

Vestas TSA Services Term Sheet

[See attached.]

8

EXHIBIT F

Start-Up and Ramp Plans

[See attached.]

9

EXHIBIT G

Form of Sale Order

[See attached.]

10

EXHIBIT H

Covered Employees

[See attached.]

11

SCHEDULE A

Transferred Equity Interests

Seller Party	Transferred Entity	Transferred Equity Interests
TPI Mexico LLC	TPI Composites, S. de R.L. de C.V.	3 Equity Quotas
TPI Mexico II, LLC

TPI Turkey Izbas, LLC	TPI Blade Services LATAM S.A. de C.V.	50,000 Series A Shares
TPI Composites Services, LLC

TPI Holdings Switzerland GmbH	TPI Blade Services Europe S.L.U.	3,000 shares (participaciones sociales)

12

SCHEDULE B

Debtors

1.	TPI Composites, Inc.

2.	TPI Technology, Inc.

3.	TPI Mexico, LLC

4.	TPI Mexico II, LLC

5.	TPI Mexico III, LLC

6.	TPI Arizona, LLC

7.	TPI Iowa, LLC

8.	TPI Composites Services, LLC

9.	TPI Turkey Izbas, LLC